EXHIBIT 10.1

GS MORTGAGE SECURITIES CORPORATION II,

PURCHASER

and

GOLDMAN SACHS MORTGAGE COMPANY

SELLER

MORTGAGE LOAN PURCHASE AGREEMENT

Dated as of June 1, 2012

Series 2012-GCJ7

This Mortgage Loan Purchase Agreement (“Agreement”), dated as of June 1, 2012, is between GS Mortgage Securities Corporation II, a Delaware corporation, as purchaser (the “Purchaser”), and Goldman Sachs Mortgage Company, a New York limited partnership, as seller (the “Seller”).

Capitalized terms used in this Agreement not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement, dated as of June 1, 2012 (the “Pooling and Servicing Agreement”), among the Purchaser, as depositor, Wells Fargo Bank, National Association, as master servicer (in such capacity, the “Master Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (the “Special Servicer”), Situs Holdings, LLC, as operating advisor, Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “Certificate Administrator”), and Deutsche Bank National Trust Company, as trustee (in such capacity, the “Trustee”), pursuant to which the Purchaser will transfer the Mortgage Loans (as defined herein) to a trust fund and certificates representing ownership interests in the Mortgage Loans will be issued by the trust fund (the “Trust Fund”).  In exchange for the Mortgage Loans, the Trust Fund will issue to or at the direction of the Depositor certificates to be known as GS Mortgage Securities Trust 2012-GCJ7, Commercial Mortgage Pass-Through Certificates, Series 2012-GCJ7 (collectively, the “Certificates”).  For purposes of this Agreement, “Mortgage Loans” refers to the mortgage loans listed on Exhibit A and “Mortgaged Properties” refers to the properties securing such Mortgage Loans.  In the case of each REMIC Declaration executed on March 29, 2012, the term “Mortgage Loan” includes the related “regular interest” and “residual interest”.

The Purchaser and the Seller wish to prescribe the manner of sale of the Mortgage Loans from the Seller to the Purchaser and in consideration of the premises and the mutual agreements hereinafter set forth, agree as follows:

SECTION 1     Sale and Conveyance of Mortgages; Possession of Mortgage File.  The Seller does hereby sell, transfer, assign, set over and convey to the Purchaser, without recourse (except as otherwise specifically set forth herein), subject to the rights of the holders of interests in a Companion Loan, all of its right, title and interest in and to the Mortgage Loans identified on Exhibit A to this Agreement (the “Mortgage Loan Schedule”) including all interest and principal received on or with respect to the Mortgage Loans after the Cut-Off Date (and, in any event, excluding payments of principal and interest first due on the Mortgage Loans on or before the Cut-Off Date) and, in the case of the Mortgage Loans identified on the Mortgage Loan Schedule as 1414 & 1418 K Street, Japan Town Center, Riverside on the James and Storage by George and Napa Valley Wine Storage, the “regular interest” and “residual interest” in each individual loan REMIC formed pursuant to the respective REMIC Declarations executed on March 29, 2012. Upon the sale of the Mortgage Loans, the ownership of each related Note, the Seller’s interest in the related Mortgage represented by the Note and the other contents of the related Mortgage File (all subject to the rights of the holders of interests in a Companion Loan) and for each Loan REMIC, a copy of the related REMIC Declaration and the related filed IRS Forms SS-4 and 8811 will be vested in the Purchaser and immediately thereafter the Trustee, and the ownership of records and documents with respect to each Mortgage Loan prepared by or which come into the possession of the Seller shall (subject to the rights of the holders of interests in a Companion Loan) immediately vest in the Purchaser and immediately thereafter the Trustee.  The Purchaser will sell certain of the Certificates (the

“Public Certificates”) to the underwriters (the “Underwriters”) specified in the Underwriting Agreement, dated as of May 18, 2012 (the “Underwriting Agreement”), between the Purchaser and the Underwriters, and the Purchaser will sell certain of the Certificates (the “Private Certificates”) to the initial purchasers (the “Initial Purchasers” and, collectively with the Underwriters, the “Dealers”) specified in the Purchase Agreement, dated as of May 18, 2012 (the “Certificate Purchase Agreement”), between the Purchaser and Initial Purchasers.

The sale and conveyance of the Mortgage Loans is being conducted on an arms-length basis and upon commercially reasonable terms.  As the purchase price for the Mortgage Loans, the Purchaser shall pay, by wire transfer of immediately available funds, to the Seller or at the Seller’s direction $591,931,858.84, plus accrued interest on the Mortgage Loans from and including June 1, 2012 to but excluding the Closing Date (but subject to certain post-settlement adjustment for expenses incurred by the Underwriters and the Initial Purchasers on behalf of the Depositor and for which the Seller is specifically responsible).

The purchase and sale of the Mortgage Loans shall take place on the Closing Date.

SECTION 2      Books and Records; Certain Funds Received After the Cut-Off Date.  From and after the sale of the Mortgage Loans to the Purchaser, record title to each Mortgage and the related Note shall be transferred to the Trustee subject to and in accordance with this Agreement.  Any funds due after the Cut-Off Date in connection with a Mortgage Loan received by the Seller shall be held in trust for the benefit of the Trustee as the owner of such Mortgage Loan and shall be transferred promptly to the Certificate Administrator.  All scheduled payments of principal and interest due on or before the Cut-Off Date but collected after the Cut-Off Date, and all recoveries and payments of principal and interest collected on or before the Cut-Off Date (only in respect of principal and interest on the Mortgage Loans due on or before the Cut-Off Date and principal prepayments thereon), shall belong to, and shall be promptly remitted to, the Seller.

The transfer of each Mortgage Loan shall be reflected on the Seller’s balance sheets and other financial statements as the sale of such Mortgage Loan by the Seller to the Purchaser.  The Seller intends to treat the transfer of each Mortgage Loan to the Purchaser as a sale for tax purposes.  Following the transfer of the Mortgage Loans by the Seller to the Purchaser, the Seller shall not take any actions inconsistent with the ownership of the Mortgage Loans by the Purchaser and its assignees.

The transfer of each Mortgage Loan shall be reflected on the Purchaser’s balance sheets and other financial statements as the purchase of such Mortgage Loan by the Purchaser from the Seller.  The Purchaser intends to treat the transfer of each Mortgage Loan from the Seller as a purchase for tax purposes.  The Purchaser shall be responsible for maintaining, and shall maintain, a set of records for each Mortgage Loan which shall be clearly marked to reflect the transfer of ownership of each Mortgage Loan by the Seller to the Purchaser pursuant to this Agreement.

SECTION 3     Delivery of Mortgage Loan Documents; Additional Costs and Expenses.  (a)  The Purchaser hereby directs the Seller, and the Seller hereby agrees, such agreement effective upon the transfer of the Mortgage Loans contemplated herein, to deliver or cause to be delivered to the Custodian (on behalf of the Certificate Administrator) on the dates set forth in Section 2.01 of the Pooling and Servicing Agreement, all documents, instruments and agreements required to be delivered by the Purchaser, or contemplated to be delivered by the Seller (whether at the direction of the Purchaser or otherwise), to the Custodian with respect to the Mortgage Loans under Section 2.01 of the Pooling and Servicing Agreement, and meeting all the requirements of such Section 2.01 of the Pooling and Servicing Agreement; provided that the Seller shall not be required to deliver any draft documents, privileged communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

(b)          The Seller shall deliver to the Master Servicer within ten (10) Business Days after the Closing Date a copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the Mortgage Loans (including any asset summaries related to the Mortgage Loans that were delivered to the Rating Agencies in connection with the rating of the Certificates) or for evidencing or enforcing any of the rights of the holder of the Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the Seller, together with (x) all unapplied Escrow Payments in the possession or under control of the Seller that relate to the Mortgage Loans and (y) a statement indicating which Escrow Payments are allocable to each Mortgage Loan; provided that the Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

SECTION 4     Treatment as a Security Agreement.  Pursuant to Section 1 hereof, the Seller has conveyed to the Purchaser all of its right, title and interest in and to the Mortgage Loans.  The parties intend that such conveyance of the Seller’s right, title and interest in and to the Mortgage Loans pursuant to this Agreement shall constitute a purchase and sale and not a loan.  If such conveyance is deemed to be a pledge and not a sale, then the parties also intend and agree that the Seller shall be deemed to have granted, and in such event does hereby grant, to the Purchaser, a first priority security interest in all of its right, title and interest in, to and under the Mortgage Loans, all payments of principal or interest on such Mortgage Loans due after the Cut-Off Date, all other payments made in respect of such Mortgage Loans after the Cut-Off Date (and, in any event, excluding scheduled payments of principal and interest due on or before the Cut-Off Date) and all proceeds thereof, and that this Agreement shall constitute a security agreement under applicable law.  If such conveyance is deemed to be a pledge and not a sale, the Seller consents to the Purchaser hypothecating and transferring such security interest in favor of the Trustee and transferring the obligation secured thereby to the Trustee.

SECTION 5     Covenants of the Seller.  The Seller covenants with the Purchaser as follows:

(a)           it shall record or cause a third party to record in the appropriate public recording office for real property the assignments of assignment of leases, rents and profits and the assignments of Mortgage and each related UCC-2 and UCC-3 financing statement referred to in the definition of Mortgage File from the Seller to the Trustee as and to the extent contemplated under Section 2.01(c) of the Pooling and Servicing Agreement.  All out of pocket costs and expenses relating to the recordation or filing of such assignments, assignments of Mortgage and financing statements shall be paid by the Seller.  If any such document or instrument is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, then the Seller shall prepare a substitute therefor or cure such defect or cause such to be done, as the case may be, and the Seller shall deliver such substitute or corrected document or instrument to the Certificate Administrator (or, if the Mortgage Loan is then no longer subject to the Pooling and Servicing Agreement, the then holder of such Mortgage Loan);

(b)           it shall take any action reasonably required by the Purchaser, the Certificate Administrator, the Trustee or the Master Servicer in order to assist and facilitate the transfer of the servicing of the Mortgage Loans to the Master Servicer, including effectuating the transfer of any letters of credit with respect to any Mortgage Loan to the Master Servicer on behalf of the Trustee for the benefit of Certificateholders and the holders of any related Companion Loans.  Prior to the date that a letter of credit with respect to any Mortgage Loan is transferred to the Master Servicer, the Seller will cooperate with the reasonable requests of the Master Servicer or Special Servicer, as applicable, in connection with effectuating a draw under such letter of credit as required under the terms of the related Loan Documents;

(c)           the Seller shall provide the Master Servicer the initial data with respect to each Mortgage Loan for the CREFC Financial File and the CREFC Loan Periodic Update File that are required to be prepared by the Master Servicer pursuant to the Pooling and Servicing Agreement and the Supplemental Servicer Schedule;

(d)           if (during the period of time that the Underwriters are required, under applicable law, to deliver a prospectus related to the Public Certificates in connection with sales of the Public Certificates by an Underwriter or a dealer) the Seller has obtained actual knowledge of undisclosed or corrected information related to an event that occurred prior to the Closing Date, which event causes there to be an untrue statement of a material fact with respect to the Seller Information in the Prospectus Supplement dated May 18, 2012 relating to the Public Certificates, the annexes and exhibits thereto and the DVD delivered therewith, or the Offering Circular dated May 18, 2012 relating to the Private Certificates, the annexes and exhibits thereto and the DVD delivered therewith (collectively, the “Offering Documents”), or causes there to be an omission to state therein a material fact with respect to the Seller Information required to be stated therein or necessary to make the statements therein with respect to the Seller Information, in light of the circumstances under which they were made, not misleading, then the Seller shall promptly notify the Dealers and the Depositor. If as a result of any such event the Dealers’ legal counsel determines that it is necessary to amend or supplement the Offering Documents in order to correct the untrue statement, or to make the statements therein, in the light of the circumstances when the Offering Documents are delivered to a purchaser, not misleading, or to make the Offering Documents in compliance with applicable law, the Seller shall (to the extent that such amendment or supplement solely relates to the Seller Information) at the expense of the Seller, do all things reasonably necessary to assist the Depositor to prepare and furnish to the Dealers, such amendments or supplements to the Offering Documents as may be necessary so that the statements in the Offering Documents, as so amended or supplemented, will not contain an untrue statement, will not, in the light of the circumstances when the Offering Documents are delivered to a purchaser, be misleading and will comply with applicable law.  (All terms under this clause (d) and not otherwise defined in this Agreement shall have the meanings set forth in the Indemnification Agreement, dated as of May 18, 2012, among the Underwriters, the Initial Purchasers, the Seller and the Purchaser (the “Indemnification Agreement” and, together with this Agreement, the “Operative Documents”)); and

(e)           for so long as the Trust Fund is subject to the reporting requirements of the Exchange Act, the Seller shall provide the Depositor and the Trustee with any Additional Form 10-D Disclosure, any Additional Form 10-K Disclosure and any Form 8-K Disclosure Information indicated on Exhibit U, Exhibit V and Exhibit Z to the Pooling and Servicing Agreement within the time periods set forth in the Pooling and Servicing Agreement; provided that, in connection with providing Additional Form 10-K Disclosure and the Seller’s reporting obligations under Item 1119 of Regulation AB, upon reasonable request by the Seller, the Purchaser shall provide the Seller with a list of all parties to the Pooling and Servicing Agreement.

SECTION 6     Representations and Warranties.

(a)           The Seller represents and warrants to the Purchaser as of the date hereof and as of the Closing Date that:

(i)            The Seller is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of New York with full power and authority to own its assets and conduct its business, is duly qualified as a foreign organization in good standing in all jurisdictions to the extent such qualification is necessary to hold and sell the Mortgage Loans or otherwise comply with its obligations under this Agreement except where the failure to be so qualified would not have a material adverse effect on its ability to perform its obligations hereunder, and the Seller has taken all necessary action to authorize the execution and delivery of, and performance under, the Operative Documents and has duly executed and delivered each Operative Document, and has the power and authority to execute, deliver and perform under each Operative Document and all the transactions contemplated hereby and thereby, including, but not limited to, the power and authority to sell, assign, transfer, set over and convey the Mortgage Loans in accordance with this Agreement;

(ii)           Assuming the due authorization, execution and delivery of this Agreement by the Purchaser, this Agreement will constitute a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, liquidation or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(iii)          The execution and delivery of each Operative Document by the Seller and the performance of its obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which the Seller is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of the Seller’s organizational documents or any agreement or instrument to which the

Seller is a party or by which it is bound, or any order or decree applicable to the Seller, or result in the creation or imposition of any lien on any of the Seller’s assets or property, in each case, which would materially and adversely affect the ability of the Seller to carry out the transactions contemplated by the Operative Documents;

(iv)          There is no action, suit, proceeding or investigation pending or, to the Seller’s knowledge, threatened against the Seller in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the validity of the Mortgage Loans or the ability of the Seller to carry out the transactions contemplated by each Operative Document;

(v)           The Seller is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which default might have consequences that, in the Seller’s good faith and reasonable judgment, is likely to materially and adversely affect the condition (financial or other) or operations of the Seller or its properties or might have consequences that, in the Seller’s good faith and reasonable judgment, is likely to materially and adversely affect its performance under any Operative Document;

(vi)          No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Seller of, or compliance by the Seller with, each Operative Document or the consummation of the transactions contemplated hereby or thereby, other than those which have been obtained by the Seller; and

(vii)         The transfer, assignment and conveyance of the Mortgage Loans by the Seller to the Purchaser is not subject to bulk transfer laws or any similar statutory provisions in effect in any applicable jurisdiction.

(b)           The Purchaser represents and warrants to the Seller as of the Closing Date that:

(i)            The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own its assets and conduct its business, is duly qualified as a foreign corporation in good standing in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder, and the Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement by it, and has duly executed and delivered this Agreement, and has the power and authority to execute, deliver and perform this Agreement and all the transactions contemplated hereby;

(ii)           Assuming the due authorization, execution and delivery of this Agreement by the Seller, this Agreement will constitute a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, liquidation or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(iii)          The execution and delivery of this Agreement by the Purchaser and the performance of its obligations hereunder will not conflict with any provision of any law or regulation to which the Purchaser is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of the Purchaser’s organizational documents or any agreement or instrument to which the Purchaser is a party or by which it is bound, or any order or decree applicable to the Purchaser, or result in the creation or imposition of any lien on any of the Purchaser’s assets or property, in each case which would materially and adversely affect the ability of the Purchaser to carry out the transactions contemplated by this Agreement;

(iv)         There is no action, suit, proceeding or investigation pending or, to the Purchaser’s knowledge, threatened against the Purchaser in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the validity of this Agreement or any action taken in connection with the obligations of the Purchaser contemplated herein, or which would be likely to impair materially the ability of the Purchaser to perform under the terms of this Agreement;

(v)           The Purchaser is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which default might have consequences that would materially and adversely affect the condition (financial or other) or operations of the Purchaser or its properties or might have consequences that would materially and adversely affect its performance under any Operative Document; and

(vi)          No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement or the consummation of the transactions contemplated by this Agreement other than those that have been obtained by the Purchaser.

(c)           The Seller further makes the representations and warranties as to the Mortgage Loans set forth in Exhibit B to this Agreement as of the Cut-Off Date or such other date set forth in Exhibit B to this Agreement, which representations and warranties are subject to the exceptions thereto set forth in Exhibit C to this Agreement.

(d)           Pursuant to the Pooling and Servicing Agreement, if any party thereto discovers that any document constituting a part of a Mortgage File has not been properly executed, is missing, contains information that does not conform in any material respect with the corresponding information set forth in the Mortgage Loan Schedule, or does not appear to be regular on its face (each, a “Document Defect”), or discovers or receives notice of a breach of any representation or warranty of the Seller made pursuant to Section 6(c) of this Agreement with respect to any Mortgage Loan (a “Breach”), such party is required to give prompt written notice thereof to the Seller.

(e)           Pursuant to the Pooling and Servicing Agreement, the Special Servicer is required to determine whether any such Document Defect or Breach with respect to any Mortgage Loan materially and adversely affects, or such Document Defect is deemed in accordance with Section 2.03 of the Pooling and Servicing Agreement to materially and adversely affect, the value of the Mortgage Loan or any related REO Property or the interests of the Certificateholders therein (any such Document Defect shall constitute a “Material Document Defect” and any such Breach shall constitute a “Material Breach”).  If such Document Defect or Breach has been determined to be a Material Document Defect or Material Breach, then the Special Servicer will be required to give prompt written notice thereof to the Seller.  Promptly upon becoming aware of any such Material Document Defect or Material Breach (including through a written notice given by any party hereto, as provided above if the Document Defect or Breach identified therein is a Material Document Defect or Material Breach, as the case may be), the Seller shall, not later than 90 days from the earlier of the Seller’s discovery or receipt of notice of, and receipt of a demand to take action with respect to, such Material Document Defect or Material Breach, as the case may be (or, in the case of a Material Document Defect or Material Breach relating to a Mortgage Loan not being a “qualified mortgage” within the meaning of the REMIC Provisions, not later than 90 days from any party discovering such Material Document Defect or Material Breach provided the Seller receives notice thereof in a timely manner), cure the same in all material respects (which cure shall include payment of any Additional Trust Fund Expenses associated therewith) or, if such Material Document Defect or Material Breach, as the case may be, cannot be cured within such 90 day period, the Seller shall either (i) substitute a Qualified Substitute Mortgage Loan for such affected Mortgage Loan (provided that in no event shall any such substitution occur later than the second anniversary of the Closing Date) and pay the Master Servicer, for deposit into the Collection Account, any Substitution Shortfall Amount in connection therewith or (ii) repurchase the affected Mortgage Loan or the interest thereby represented in any related REO Property at the applicable Purchase Price by wire transfer of immediately available funds to the Collection Account (or, in the case of an REO Property, to the related REO Account); provided, however, that if (i) such Material Document Defect or Material Breach is capable of being cured but not within such 90 day period, (ii) such Material Document Defect or Material Breach is not related to any Mortgage Loan’s not being a “qualified mortgage” within the meaning of the REMIC Provisions and (iii) the Seller has commenced and is diligently proceeding with the cure of such Material Document Defect or Material Breach within such 90 day period, then the Seller shall have an additional 90 days to complete such cure (or, in the event of a failure to so cure, to complete such repurchase of the related Mortgage Loan or substitute a Qualified Substitute Mortgage Loan as described above) it being understood and agreed that, in connection with the Seller’s receiving such additional 90 day period, the Seller shall deliver an Officer’s Certificate to the Trustee and the Certificate Administrator setting forth the reasons such Material Document Defect or Material Breach is not capable of being cured within the initial 90 day period and what actions the Seller is pursuing in connection with the cure thereof and stating that the Seller anticipates that such Material Document Defect or Material Breach will be cured within such additional 90 day period; and provided, further, that, if any such Material Document Defect is still not cured after the initial 90 day period and any such additional 90 day period solely due to the failure of the Seller to have received the recorded document, then the Seller shall be entitled to continue to defer its cure, substitution or repurchase obligations in respect of such Document Defect so long as the Seller certifies to the Trustee and the Certificate Administrator every 30 days thereafter that the Document Defect is still in effect solely because of its failure to have received the recorded document and that the Seller is diligently pursuing the cure of such defect (specifying the actions being taken), except that no such deferral of cure, substitution or repurchase may continue beyond the date that is 18 months following the Closing Date.  Any such repurchase of a Mortgage Loan shall be on a servicing released basis.  The Seller shall have no obligation to monitor the Mortgage Loans regarding the existence of a Breach or a Document Defect, but if the Seller discovers a Material Breach or Material Document Defect with respect to a Mortgage Loan, it will notify the Purchaser.

Subject to the Seller’s right to cure set forth above in this Section 6(e), and further subject to Sections 2.01(b) and 2.01(c) of the Pooling and Servicing Agreement, failure of the Seller to deliver the documents referred to in clauses (1)(A), (2), (7), (8), (18) and (19) in the definition of “Mortgage File” in the Pooling and Servicing Agreement in accordance with this Agreement and the Pooling and Servicing Agreement for any Mortgage Loan shall be deemed a Material Document Defect; provided, however, that no Document Defect (except such deemed Material Document Defect described above) shall be considered to be a Material Document Defect unless the document with respect to which the Document Defect exists is required in connection with an imminent enforcement of the lender’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any Mortgagor or third party with respect to the Mortgage Loan, establishing the validity or priority of any lien on any collateral securing the Mortgage Loan or for any immediate significant servicing obligation.

(f)           In connection with any repurchase or substitution of one or more Mortgage Loans pursuant to this Section 6, the Pooling and Servicing Agreement shall provide that the Trustee, the Certificate Administrator, the Custodian, the Master Servicer and the Special Servicer shall each tender to the repurchasing entity, upon delivery to each of them of a receipt executed by the repurchasing entity, all portions of the Mortgage File and other documents and Escrow Payments pertaining to such Mortgage Loan possessed by it, and each document that constitutes a part of the Mortgage File shall be endorsed or assigned to the extent necessary or appropriate to the repurchasing or substituting entity or its designee in the same manner, but only if the respective documents have been previously assigned or endorsed to the Trustee, and pursuant to appropriate forms of assignment, substantially similar to the manner and forms pursuant to which such documents were previously assigned to the Trustee or as otherwise reasonably requested to effect the retransfer and reconveyance of the Mortgage Loan and the security therefor to the Seller or its designee; provided that such tender by the Trustee shall be conditioned upon its receipt from the Master Servicer of a Request for Release and an Officer’s Certificate to the effect that the requirements for repurchase or substitution have been satisfied.

(g)           The representations and warranties of the parties hereto shall survive the execution and delivery and any termination of this Agreement and shall inure to the benefit of the respective parties, notwithstanding any restrictive or qualified endorsement on the Notes or Assignment of Mortgage or the examination of the Mortgage Files.

(h)           Each party hereto agrees to promptly notify the other party of any breach of a representation or warranty contained in Section 6(c) of this Agreement.  The Seller’s obligation to cure any Material Breach or Material Document Defect or to repurchase or substitute any affected Mortgage Loan pursuant to this Section 6 shall constitute the sole remedy available to the Purchaser in connection with a breach of any of the Seller’s representations or warranties contained in Section 6(c) of this Agreement or a Document Defect with respect to any Mortgage Loan.

(i)           The Seller shall promptly notify the Depositor if (i) the Seller receives a Repurchase Communication of a Repurchase Request (other than from the Depositor), (ii) the Seller repurchases or replaces a Mortgage Loan, (iii) the Seller receives a Repurchase Communication of a Repurchase Request Withdrawal (other than from the Depositor) or (iv) the Seller rejects or disputes any Repurchase Request.  Each such notice shall be given no later than the tenth (10th) Business Day after (A) with respect to clauses (i) and (iii) of the preceding sentence, receipt of a Repurchase Communication of a Repurchase Request or a Repurchase Request Withdrawal, as applicable, and (B) with respect to clauses (ii) and (iv) of the preceding sentence, the occurrence of the event giving rise to the requirement for such notice, and shall include (1) the identity of the related Mortgage Loan, (2) the date (x) such Repurchase Communication of such Repurchase Request or Repurchase Request Withdrawal was received, (y) the related Mortgage Loan was repurchased or replaced or (z) the Repurchase Request was rejected or disputed, as applicable, and (3) if known, the basis for (x) the Repurchase Request (as asserted in the Repurchase Request) or (y) any rejection or dispute of a Repurchase Request, as applicable.

The Seller shall provide to the Depositor and the Certificate Administrator a true, correct and complete copy of the relevant portions of any Form ABS-15G that the Seller is required to file with the Securities and Exchange Commission with respect to the Mortgage Loans on or before the date that is five (5) Business Days before the date such Form ABS-15G is required to be filed with the Securities and Exchange Commission.

In addition, the Seller shall provide the Depositor, upon request, such other information in its possession as would permit the Depositor to comply with its obligations under Rule 15Ga-1 under the Exchange Act to disclose fulfilled and unfulfilled repurchase requests.  Any such information requested shall be provided as promptly as practicable after such request is made.

The Seller agrees that no 15Ga-1 Notice Provider will be required to provide information in a 15Ga-1 Notice that is protected by the attorney-client privilege or attorney work product doctrines.  In addition, the Seller hereby acknowledges that (i) any 15Ga-1 Notice provided pursuant to Section 2.03(a) of the Pooling and Servicing Agreement is so provided only to assist the Seller, the Depositor and their respective Affiliates to comply with Rule 15Ga-1 under the Exchange Act, Items 1104 and 1121 of Regulation AB and any other requirement of law or regulation and (ii)(A) no action taken by, or inaction of, a 15Ga-1 Notice Provider and (B) no information provided pursuant to Section 2.03(a) of the Pooling and Servicing Agreement by a 15Ga-1 Notice Provider shall be deemed to constitute a waiver or defense to the exercise of any legal right the 15Ga-1 Notice Provider may have with respect to this Agreement, including with respect to any Repurchase Request that is the subject of a 15Ga-1 Notice.

Each party hereto agrees that the receipt of a 15Ga-1 Notice or the delivery of any notice required to be delivered pursuant to this Section 6(i) shall not, in and of itself, constitute delivery of notice of, receipt of notice of, or knowledge of the Seller of, any Material Document Defect or Material Breach.

Each party hereto agrees and acknowledges that, as of the date of this Agreement, the “Central Index Key” number of the Trust Fund is 0001548266.

“Repurchase Communication” means, for purposes of this Section 6(i) only, any communication, whether oral or written, which need not be in any specific form.

SECTION 7     Review of Mortgage File.  The Purchaser shall require the Certificate Administrator pursuant to the Pooling and Servicing Agreement to review the Mortgage Files pursuant to Section 2.02 of the Pooling and Servicing Agreement and if it finds any document or documents not to have been properly executed, or to be missing or to be defective on its face in any material respect, to notify the Purchaser, which shall promptly notify the Seller.

SECTION 8     Conditions to Closing.  The obligation of the Seller to sell the Mortgage Loans shall be subject to the Seller having received the purchase price for the Mortgage Loans as contemplated by Section 1 of this Agreement.  The obligations of the Purchaser to purchase the Mortgage Loans shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

(a)           Each of the obligations of the Seller required to be performed by it at or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with and all of the representations and warranties of the Seller under this Agreement shall, subject to any applicable exceptions set forth on Exhibit C to this Agreement, be true and correct in all material respects as of the Closing Date or as of such other date as of which such representation is made under the terms of Exhibit B to this Agreement, and no event shall have occurred as of the Closing Date which would constitute a default on the part of the Seller under this Agreement, and the Purchaser shall have received a certificate to the foregoing effect signed by an authorized officer of the Seller substantially in the form of Exhibit D to this Agreement.

(b)           The Pooling and Servicing Agreement (to the extent it affects the obligations of the Seller hereunder), in such form as is agreed upon and acceptable to the Purchaser, the Seller, the Underwriters, the Initial Purchasers and their respective counsel in their reasonable discretion, shall be duly executed and delivered by all signatories as required pursuant to the terms thereof.

(c)           The Purchaser shall have received the following additional closing documents:

(i)            copies of the Seller’s Articles of Association, charter, by-laws or other organizational documents and all amendments, revisions, restatements and supplements thereof, certified as of a recent date by the Secretary of the Seller;

(ii)           a certificate as of a recent date of the Secretary of State of the State of New York to the effect that the Seller is duly organized, existing and in good standing in the State of New York;

(iii)          an officer’s certificate of the Seller in form reasonably acceptable to the Underwriters, the Initial Purchasers and each Rating Agency;

(iv)         an opinion of counsel of the Seller, subject to customary exceptions and carve-outs, in form reasonably acceptable to the Underwriters, the Initial Purchasers and each Rating Agency; and

(v)          a letter from counsel of the Seller substantially to the effect that (a) nothing has come to such counsel’s attention that would lead such counsel to believe that the agreed upon sections of the Primary Free Writing Prospectus, the Prospectus Supplement, the Preliminary Offering Circular or the Final Offering Circular (each as defined in the Indemnification Agreement), as of the date thereof or as of the Closing Date (or, in the case of the Primary Free Writing Prospectus or the Preliminary Offering Circular, solely as of the time of sale) contained or contain, as applicable, with respect to the Seller or the Mortgage Loans, any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein relating to the Seller or the Mortgage Loans, in the light of the circumstances under which they were made, not misleading and (b) the Seller Information (as defined in the Indemnification Agreement) in the Prospectus Supplement appears to be appropriately responsive in all material respects to the applicable requirements of Regulation AB.

(d)           The Public Certificates shall have been concurrently issued and sold pursuant to the terms of the Underwriting Agreement.  The Private Certificates shall have been concurrently issued and sold pursuant to the terms of the Certificate Purchase Agreement.

(e)           The Seller shall have executed and delivered concurrently herewith the Indemnification Agreement.

(f)           The Seller shall furnish the Purchaser, the Underwriters and the Initial Purchasers with such other certificates of its officers or others and such other documents and opinions to evidence fulfillment of the conditions set forth in this Agreement as the Purchaser and its counsel may reasonably request.

SECTION 9     Closing.  The closing for the purchase and sale of the Mortgage Loans shall take place at the office of Cadwalader, Wickersham & Taft LLP, New York, New York, at 10:00 a.m., on the Closing Date or such other place and time as the parties shall agree.

SECTION 10     Expenses.  The Seller will pay its pro rata share (the Seller’s pro rata portion to be determined according to the percentage that the aggregate principal balance as of the Cut-Off Date of all the Mortgage Loans represents as to the aggregate principal balance as of the Cut-Off Date of all the mortgage loans to be included in the Trust Fund) of all costs and expenses of the Purchaser in connection with the transactions contemplated herein, including, but not limited to: (i) the costs and expenses of the Purchaser in connection with the purchase of the Mortgage Loans; (ii) the costs and expenses of reproducing and delivering the Pooling and

Servicing Agreement and this Agreement and printing (or otherwise reproducing) and delivering the Certificates; (iii) the reasonable and documented fees, costs and expenses of the Trustee, the Certificate Administrator and their respective counsel; (iv) the fees and disbursements of a firm of certified public accountants selected by the Purchaser and the Seller with respect to numerical information in respect of the Mortgage Loans and the Certificates included in the Prospectus, Preliminary Free Writing Prospectus, the Prospectus Supplement, the Preliminary Offering Circular, the Final Offering Circular and any related disclosure for the initial Form 8-K, including the cost of obtaining any “comfort letters” with respect to such items; (v) the costs and expenses in connection with the qualification or exemption of the Certificates under state securities or blue sky laws, including filing fees and reasonable fees and disbursements of counsel in connection therewith; (vi) the costs and expenses in connection with any determination of the eligibility of the Certificates for investment by institutional investors in any jurisdiction and the preparation of any legal investment survey, including reasonable fees and disbursements of counsel in connection therewith; (vii) the costs and expenses in connection with printing (or otherwise reproducing) and delivering the Registration Statement, Prospectus, Preliminary Free Writing Prospectus, Prospectus Supplement, Preliminary Offering Circular and Final Offering Circular and the reproducing and delivery of this Agreement and the furnishing to the Underwriters of such copies of the Registration Statement, Prospectus, Preliminary Free Writing Prospectus, Prospectus Supplement, Preliminary Offering Circular, Final Offering Circular and this Agreement as the Underwriters may reasonably request; (viii) the fees of the rating agency or agencies requested to rate the Certificates; (ix) the reasonable fees and expenses of Cadwalader, Wickersham & Taft LLP, as counsel to the Purchaser; and (x) the reasonable fees and expenses of Sidley Austin LLP, as counsel to the Underwriters and the Initial Purchasers.

SECTION 11     Severability of Provisions.  If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.  Furthermore, the parties shall in good faith endeavor to replace any provision held to be invalid or unenforceable with a valid and enforceable provision which most closely resembles, and which has the same economic effect as, the provision held to be invalid or unenforceable.

SECTION 12     Governing Law.  THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF.  THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

SECTION 13     Waiver of Jury Trial.  THE PARTIES HERETO HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN

CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 14     Submission to Jurisdiction.  EACH OF THE PARTIES HERETO IRREVOCABLY (I) SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

SECTION 15     No Third-Party Beneficiaries.  The parties do not intend the benefits of this Agreement to inure to any third party except as expressly set forth in Section 16.

SECTION 16     Assignment.  The Seller hereby acknowledges that the Purchaser has, concurrently with the execution hereof, executed and delivered the Pooling and Servicing Agreement and that, in connection therewith, it has assigned its rights hereunder to the Trustee for the benefit of the Certificateholders.  The Seller hereby acknowledges its obligations pursuant to Sections 2.01, 2.02 and 2.03 of the Pooling and Servicing Agreement.  This Agreement shall bind and inure to the benefit of and be enforceable by the Seller, the Purchaser and their permitted successors and assigns.  Any Person into which the Seller may be merged or consolidated, or any Person resulting from any merger, conversion or consolidation to which the Seller may become a party, or any Person succeeding to all or substantially all of the business of the Seller, shall be the successor to the Seller hereunder without any further act.  The warranties and representations and the agreements made by the Seller herein shall survive delivery of the Mortgage Loans to the Trustee until the termination of the Pooling and Servicing Agreement, but shall not be further assigned by the Trustee to any Person.

SECTION 17     Notices.  All communications hereunder shall be in writing and effective only upon receipt and (i) if sent to the Purchaser, will be mailed, hand delivered, couriered or sent by facsimile transmission to it at 200 West Street, New York, New York 10282, to the attention of Leah Nivison, fax number (212) 428-1439, with a copy to Gary Silber, fax number (212) 493-9003, (ii) if sent to the Seller, will be mailed, hand delivered, couriered or sent by facsimile transmission or electronic mail and confirmed to it at Goldman Sachs Mortgage Company, 200 West Street, New York, New York 10282, to the attention of Leah Nivison, fax number (212) 428-1439, with a copy to Gary Silber, fax number (212) 493-9003, and (iii) in the case of any of the preceding parties, such other address as may hereafter be furnished to the other party in writing by such parties.

SECTION 18     Amendment.  This Agreement may be amended only by a written instrument which specifically refers to this Agreement and is executed by the Purchaser and the

Seller.  This Agreement shall not be deemed to be amended orally or by virtue of any continuing custom or practice.  No amendment to the Pooling and Servicing Agreement which relates to defined terms contained therein or to any obligations or rights of the Seller whatsoever shall be effective against the Seller unless the Seller shall have agreed to such amendment in writing.

SECTION 19     Counterparts.  This Agreement may be executed in any number of counterparts, and by the parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement.

SECTION 20     Exercise of Rights.  No failure or delay on the part of any party to exercise any right, power or privilege under this Agreement and no course of dealing between the Seller and the Purchaser shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as set forth in Section 6(h) of this Agreement, the rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which any party would otherwise have pursuant to law or equity.  No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances, or constitute a waiver of the right of either party to any other or further action in any circumstances without notice or demand.

SECTION 21     No Partnership.  Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto.  Nothing herein contained shall be deemed or construed as creating an agency relationship between the Purchaser and the Seller and neither party shall take any action which could reasonably lead a third party to assume that it has the authority to bind the other party or make commitments on such party’s behalf.

SECTION 22     Miscellaneous.  This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.  Neither this Agreement nor any term hereof may be waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the waiver, discharge or termination is sought.

SECTION 23     Further Assurances.  The Seller and Purchaser each agree to execute and deliver such instruments and take such further actions as any party hereto may, from time to time, reasonably request in order to effectuate the purposes and carry out the terms of this Agreement.

* * * * * *

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

GS MORTGAGE SECURITIES CORPORATION II

By:
Name:
Title:

GOLDMAN SACHS MORTGAGE COMPANY

By: Goldman Sachs Real Estate Funding Corp., its General Partner

By:
Name:
Title:

EXHIBIT A

MORTGAGE LOAN SCHEDULE

A-1

GSMS 2012-GCJ7 GSMC Mortgage Loan Schedule

Control Number	Footnotes	Loan Number	Property Name	Address	City	State	Zip Code	Cut-Off Date Balance ($)	Original Mortgage Loan Rate (%)	Remaining Term To Maturity (Mos.)	Maturity Date	Remaining Amortization Term (Mos.)	Subservicing Fee Rate (%)	Servicing Fee Rate (%)	Mortgage Loan Seller	Crossed With Other Loans (Crossed Group)	Anticipated Repayment Date	Revised Rate	Companion Loan Flag	Companion Loan Cut-off Balance	Companion Loan Interest Rate	Companion Loan Remaining Term To Maturity (Mos.)	Companion Loan Maturity Date	Companion Loan Remaining Amortization Term (Mos.)	Companion Loan Servicing Fees
3		949HE0	Bellis Fair Mall	1 Bellis Fair Parkway	Bellingham	Washington	98226	93,246,596	5.23000%	116	2/6/2022	348	0.00000%	0.07000%	GSMC	NAP
5	1	94L0V3	Leetsdale Industrial Park	700, 800 Brickworks Drive, et al.	Leetsdale	Pennsylvania	15056	61,937,858	5.24550%	119	5/6/2022	359	0.01000%	0.07000%	GSMC	NAP
6		949HF7	The Outlet Shoppes at Oklahoma City	7624 West Reno Avenue	Oklahoma City	Oklahoma	73127	59,544,510	5.73050%	115	1/6/2022	295	0.00000%	0.07000%	GSMC	NAP
11		94OJN5	Riverside on the James	1001 Haxall Point	Richmond	Virginia	23219	45,500,000	6.01300%	106	4/6/2021	360	0.00000%	0.07000%	GSMC	NAP
20		94FNG4	Park and Market	141 Park at North Hills Street	Raleigh	North Carolina	27609	21,978,183	5.28950%	119	5/6/2022	359	0.00000%	0.07000%	GSMC	NAP
21	94P150	Walgreens III Portfolio	21,635,300	5.65000%	109	7/5/2021	0	0.00000%	0.07000%	GSMC	NAP	7/5/2026	The Mortgage Loan Rate on and after the anticipated repayment date shall be the greater of (i) the sum of (A) the yield of the most recently issued US treasury security with term at issue equal to the 10-year U.S. swap rate as shown in Bloomberg
Professional Service or other comparable market data services available to lender and used by lender as interpreted by lender in its sole and absolute discretion, plus
																		(B) 726 basis points, and (ii) 10.6500%.
21.01		94P150-1	Walgreens - Somerset	296 Buffinton Street	Somerset	Massachusetts	02726
21.02		94P150-2	Walgreens - Spokane	12 East Empire Avenue	Spokane	Washington	99207
21.03		94P150-3	Walgreens - Waynesburg	1395 East High Street	Waynesburg	Pennsylvania	15370
21.04		94P150-4	Walgreens - Normal	505 West Raab Road	Normal	Illinois	61761
21.05		94P150-5	Walgreens - Gallup	1870 East Highway 66	Gallup	New Mexico	87301
21.06		94P150-6	Walgreens - Villa Rica	684 West Bankhead Highway	Villa Rica	Georgia	30180
23		94P168	Japan Town Center	11 Peace Plaza and 22 Peace Plaza	San Francisco	California	94115	18,288,507	5.48000%	109	7/6/2021	349	0.00000%	0.07000%	GSMC	NAP
24		94P580	Fifth Third Center	One South Main Street	Dayton	Ohio	45402	17,948,658	5.73800%	58	4/6/2017	298	0.04000%	0.05000%	GSMC	NAP
25		94P143	Walgreens II Portfolio					17,931,000	6.03000%	105	3/6/2021	300	0.00000%	0.07000%	GSMC	NAP
25.01		94P143-1	Walgreens - Oxford	201 Hillsboro Street	Oxford	North Carolina	27565
25.02		94P143-2	Walgreens - Canonsburg	100 Cavasina Drive	Canonsburg	Pennsylvania	15317
25.03		94P143-3	Walgreens - Fremont	1900 West State Street	Fremont	Ohio	43420
25.04		94P143-4	Walgreens - Akron	361 East Waterloo Road	Akron	Ohio	44319
25.05		94P143-5	Walgreens - St. John Ground Lease	10861 US 41	St. John	Indiana	46373
28		6P3GL1	CHI Data Center	3300 Essex Drive	Richardson	Texas	75082	15,619,222	5.10000%	50	8/6/2016	230	0.00000%	0.07000%	GSMC	NAP
35		94L0T8	Bear Creek Village Center	36004-36164 Hidden Springs Road	Wildomar	California	92595	14,469,392	5.34400%	118	4/6/2022	358	0.00000%	0.07000%	GSMC	NAP
36		949OQS	Bradley Commons	2014-2066 North State Route 50	Bradley	Illinois	60914	14,330,000	5.39550%	115	1/6/2022	0	0.00000%	0.07000%	GSMC	NAP
37		949YN1	Motel 6 - Anchorage	5000 A Street	Anchorage	Alaska	99503	5,186,778	6.39950%	118	4/6/2022	298	0.00000%	0.07000%	GSMC	Group A
38		949YM3	Comfort Inn Ship Creek - Anchorage	111 Ship Creek Avenue	Anchorage	Alaska	99501	4,388,812	6.39950%	118	4/6/2022	298	0.00000%	0.07000%	GSMC	Group A
39		946SR5	Microtel Inn and Suites - Anchorage	5205 Northwood Drive	Anchorage	Alaska	99517	4,388,812	6.39950%	118	4/6/2022	298	0.00000%	0.07000%	GSMC	Group A
41		948DY2	10 United Nations Plaza	10 United Nations Plaza	San Francisco	California	94102	13,100,000	5.85050%	55	1/6/2017	360	0.00000%	0.07000%	GSMC	NAP
42		948DX4	DoubleTree Charlottesville	990 Hilton Heights Road	Charlottesville	Virginia	22901	12,767,168	6.35000%	58	4/6/2017	298	0.00000%	0.07000%	GSMC	NAP
45		94LWW6	Arrowhead Promenade	5990 West Behrend Drive	Glendale	Arizona	85308	12,374,108	5.39500%	118	4/6/2022	358	0.00000%	0.07000%	GSMC	NAP
46		6P5CL0	Sheraton Hotel Louisville Riverside	700 West Riverside Drive	Jeffersonville	Indiana	47130	12,118,560	6.24150%	55	1/6/2017	295	0.00000%	0.07000%	GSMC	NAP
48		94GBW0	Holiday Inn - Grand Rapids	310 Pearl Street Northwest	Grand Rapids	Michigan	49504	11,485,116	5.92850%	119	5/6/2022	299	0.00000%	0.07000%	GSMC	NAP
52		94P1H4	1414 & 1418 K Street	1414 & 1418 K Street	Sacramento	California	95814	10,573,997	5.77000%	108	6/6/2021	349	0.00000%	0.07000%	GSMC	NAP
53		94H6Y0	Heritage Plaza	720-840 West Army Trail Road	Carol Stream	Illinois	60188	10,559,676	5.35200%	118	4/6/2022	359	0.00000%	0.07000%	GSMC	NAP
54		94L0U5	State Street Market	6260-6380 East State Street	Rockford	Illinois	61108	10,427,468	5.24400%	118	4/6/2022	358	0.00000%	0.07000%	GSMC	NAP
57		947PE5	Plantation Point	1241 38th Avenue	Myrtle Beach	South Carolina	29577	8,956,482	5.86000%	115	1/6/2022	355	0.00000%	0.07000%	GSMC	NAP
58		94P135	Storage By George and Napa Valley Wine Storage	1135 and 1145 Golden Gate Drive	Napa	California	94558	8,663,375	6.39600%	106	4/6/2021	310	0.00000%	0.07000%	GSMC	NAP
61		949EL7	Jacksonville Self Storage Portfolio					7,295,648	5.62900%	115	1/6/2022	295	0.05000%	0.05000%	GSMC	NAP
61.01		949EL7-1	Dunn Avenue Self Storage	2188 Dunn Avenue	Jacksonville	Florida	32218
61.02		949EL7-2	Argyle Forest Self Storage	6648 Youngerman Circle	Jacksonville	Florida	32244
63		946EG4	Arvada Ridge Retail	5091, 5095, 5111, 5131 Kipling Street	Wheat Ridge	Colorado	80033	7,164,362	5.75000%	115	1/6/2022	355	0.00000%	0.07000%	GSMC	NAP

1
The Mortgaged Property is comprised of multiple buildings located at the following addresses in Leetsdale, Pennsylvania:  700, 800 Brickworks Drive; 33, 55, 60, 70, 80, 100, 111, 150, 180, 200, 300 Leetsdale Industrial Park Drive; 400, 401, 450 Riverport Drive; 601, 900 Riverside Place; 205 Washington Street; 501, 503, 520, 555 West Park Drive.

EXHIBIT B

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

B-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

(1)
Whole Loan; Ownership of Mortgage Loans.  Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan.  Each Mortgage Loan that is part of a Whole Loan is a senior portion of a whole mortgage loan evidenced by a senior note.  At the time of the sale, transfer and assignment to Depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Seller), participation or pledge, and the Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement and rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement.  Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to Depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan other than the rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement.

(2)
Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)
Mortgage Provisions.  The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)
Mortgage Status; Waivers and Modifications.  Since origination and except by written instruments set forth in the related Mortgage File (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan.

(5)
Lien; Valid Assignment.  Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to the Trust Fund constitutes a legal, valid and binding assignment to the Trust Fund.  Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor.  Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth on Exhibit C (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-Off Date, to the Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Seller’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below).  Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

(6)
Permitted Liens; Title Insurance.  Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related Mortgage Loan constitutes a Cross-Collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same Cross-Collateralized Group; and (g) if the related Mortgage Loan is part of a Whole Loan, the rights of the holder of the related Companion Loan pursuant to a Co-Lender Agreement; provided that none of which items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”).  Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage.  Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Seller thereunder and no claims have been paid thereunder. Neither the Seller, nor to the Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)
Junior Liens.  It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmens liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing).  Except as set forth on Exhibit C, the Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

(8)
Assignment of Leases and Rents.  There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications.  The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

(9)
UCC Filings.  If the related Mortgaged Property is operated as a hospitality property, the Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be.  Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above.  No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)
Condition of Property.  Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within thirteen months of the Cut-Off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than thirteen months prior to the Cut-Off Date.  To the Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(11)
Taxes and Assessments.  All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-Off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon.  For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)
Condemnation.  As of the date of origination and to the Seller’s knowledge as of the Cut-Off Date, there is no proceeding pending, and, to the Seller’s knowledge as of the date of origination and as of the Cut-Off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)
Actions Concerning Mortgage Loan.  As of the date of origination and to the Seller’s knowledge as of the Cut-Off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.

(14)
Escrow Deposits.  All escrow deposits and payments required to be escrowed with Mortgagee pursuant to each Mortgage Loan are in the possession, or under the control, of the Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with Mortgagee under the related Loan Documents are being conveyed by the Seller to Depositor or its servicer.

(15)
No Holdbacks.  The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by Seller to merit such holdback).

(16)
Insurance.  Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from Standard & Poor’s Ratings Service (collectively the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as “a Special Flood Hazard Area”, the related Mortgagor  is required to maintain insurance  in the maximum amount available under the National Flood Insurance Program.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-”  by Standard & Poor’s Ratings Service in an amount not less than 100% of the SEL.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged

Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan, the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-Off Date have been paid, and such insurance policies name the Mortgagee under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee.  Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s reasonable cost and expense and to charge such Mortgagor for related premiums.  All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

(17)
Access; Utilities; Separate Tax Lots.  Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access  via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(18)
No Encroachments.  To Seller’s knowledge based solely on surveys obtained in connection with origination and the Mortgagee’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.  No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.  No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(19)
No Contingent Interest or Equity Participation.  No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by Seller.

(20)
REMIC.  The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)).  If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto.  Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2).  All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(21)
Compliance with Usury Laws.  The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)
Authorized to do Business.  To the extent required under applicable law, as of the Cut-Off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

(23)
Trustee under Deed of Trust.  With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

(24)
Local Law Compliance.  To the Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan (or related Whole Loan, as applicable) and as of the Cut-Off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the Mortgaged Property.  The terms of the Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)
Licenses and Permits.  Each Mortgagor covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect.  The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)
Recourse Obligations.  The Loan Documents for each Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Loan Documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of Mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the Mortgage Loan, (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to Mortgagee upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Loan Documents; or (v) commission of intentional material physical waste at the Mortgaged Property.

(27)
Mortgage Releases.  The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance defined in (32) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof.  With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x).  For purposes of the preceding clause (x), for all Mortgage Loans originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property after the release is not equal to at least 80% of the principal balance of the Mortgage Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

With respect to any partial release under the preceding clause (e), for all Mortgage Loans originated after December 6, 2010, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the Mortgage Loan.

No Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties, other than in compliance with the REMIC Provisions.

(28)
Financial Reporting and Rent Rolls.  Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(29)
Acts of Terrorism Exclusion.  With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy.  With respect to each other Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to Seller’s knowledge, do not, as of the Cut-Off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy.  With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount  of terrorism insurance available with funds equal to the Terrorism Cap Amount.  The “Terrorism Cap Amount”  is the specified percentage (which is at least equal to 200%)  of the amount of the insurance premium that is payable at such time  in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).

(30)
Due on Sale or Encumbrance.  Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) herein or the exceptions thereto set forth on Exhibit C, or (vii) as set forth on Exhibit B-30-1 by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt as set forth on Exhibit B-30-2 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, as set forth on Exhibit B-30-3 or (iv) Permitted Encumbrances.  The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)
Single-Purpose Entity.  Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding.  Both the Loan Documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-Off Date Principal Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-Off Date Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor.  For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-Off Date Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)
Defeasance.  With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date, and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (i) 110% of the allocated loan amount for the real property to be released and (ii) the outstanding principal balance of the Mortgage Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (v) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)
Fixed Interest Rates.  Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD loans and situations where default interest is imposed.

(34)
Ground Leases.   For purposes of this Agreement, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:

(a)
The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction.  The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage.  No material change in the terms of the Ground Lease had occurred since the origination of the Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File;

(b)
The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or  modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the Mortgagee;

(c)
The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)
The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii)  is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)
The Ground Lease does not place commercially unreasonably restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with such Ground Lease), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of (but with prior notice to) the lessor;

(f)
The Seller has not received any written notice of material default under or notice of termination of such Ground Lease.  To the Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)
The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h)
The Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

(j)
Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)
In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)	Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)
Servicing.  The servicing and collection practices used by the Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)
Origination and Underwriting.  The origination practices of the Seller (or the related originator if the Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan (or the related Whole Loan, as applicable) and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Exhibit B.

(37)
No Material Default; Payment Record.  No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination, and as of the date hereof, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date.  To the Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Seller in this Exhibit B (including, but not limited to, the prior sentence).  No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(38)
Bankruptcy.  As of the date of origination of the related Mortgage Loan and to the Seller’s knowledge as of the Cut-Off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)
Organization of Mortgagor.  With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan (or related Whole Loan, as applicable), the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico.  Except with respect to any Mortgage Loan that is cross-collateralized and cross defaulted with another Mortgage Loan, no Mortgage Loan has a Mortgagor that is an affiliate of another Mortgagor.

(40)
Environmental Conditions.  A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true:  (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action.  To Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(41)
Appraisal.  The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date.  The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform

Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(42)
Mortgage Loan Schedule.  The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to this Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-Off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

(43)	Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other Mortgage Loan that is outside the Mortgage Pool, except as set forth on Exhibit B-30-3.

(44)
Advance of Funds by the Seller.  After origination, no advance of funds has been made by Seller to the related Mortgagor other than in accordance with the Loan Documents, and, to Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Mortgagee-controlled lockbox if required or contemplated under the related lease or Loan Documents).  Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(45)
Compliance with Anti-Money Laundering Laws.  Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

For purposes of these representations and warranties, “Mortgagee” shall mean the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of these representations and warranties, the phrases “the Seller’s knowledge” or “the Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth herein.

Exhibit B-30-1

List of Mortgage Loans with Current Mezzanine Debt

None.

B-30-1-1

Exhibit B-30-2

List of Mortgage Loans with Permitted Mezzanine Debt

Loan #	Mortgage Loan
3	Bellis Fair Mall

B-30-2-1

Exhibit B-30-3

List of Cross-Collateralized and Cross-Defaulted Mortgage Loans

Loan #	Mortgage Loan
37	Motel 6 – Anchorage
38	Comfort Inn Ship Creek – Anchorage
39	Microtel Inn and Suites - Anchorage

B-30-3-1

EXHIBIT C

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Representation	Mortgage Loan	Description of Exception

(4) Mortgage Status; Waivers and Modifications	The Outlet Shoppes at Oklahoma City (No. 6)
Since origination of the Mortgage Loan, a partial release of Mortgage has been recorded with respect to two vacant outparcels that were ascribed no value in underwriting the Mortgage Loan.  The Mortgagor had the right to effectuate such release under the loan agreement.  The release does not interfere with the security intended to be provided by the Mortgage or the operation of the remaining portion of the Property.

(5) Lien; Valid Assignment	Riverside on the James (No. 11)
The Mortgage Loan is secured by a first mortgage encumbering two commercial condominium units in a larger master condominium and three fee parcels in the underlying land that are each ground leased to the condominium association or another third party.  Because the collateral condominium units sit on land that is not owned by the master condominium association but rather ground leased from the borrower, the collateral condominium units are owned in a leasehold condominium estate.  Each ground lessee has an option to purchase the related fee parcel at any time.  The lien of the Mortgage is subject to the condominium declarations of record described in the title policy and to the ground leases, including the purchase options granted thereunder, in addition to the Title Exceptions.

(6) Permitted Liens; Title Insurance	Riverside on the James (No. 11)	The insurance of the lien of the Mortgage as a first priority lien is subject to the same additional qualifications and limitations as are set forth opposite Representation No. 5.

(6) Permitted Liens; Title Insurance	Holiday Inn – Grand Rapids (No. 48)	Air rights above the ground level of the parking structure have been deeded to the City of Grand Rapids.

(10) Condition of Property	Riverside on the James (No. 11)
The engineering report or property condition assessment prepared in connection with the origination of the related Mortgage loan was obtained on January 7, 2011, more than 12 months prior to the Cut-Off Date.

(10) Condition of Property	Walgreens III Portfolio (No. 21)
The engineering reports or property condition assessments prepared in connection with the origination of the related Mortgage loan were obtained on June 2, 2011, more than 12 months prior to the Cut-Off Date.

(10) Condition of Property	Japan Town Center (No. 23)
The engineering report or property condition assessment prepared in connection with the origination of the related Mortgage loan was obtained on April 14, 2011, more than 12 months prior to the Cut-Off Date.

(10) Condition of Property	Walgreens II Portfolio (No. 25)
The engineering reports or property condition assessments prepared in connection with the origination of the related Mortgage loan were obtained between November 4, 2010 and January 21, 2011, more than 12 months prior to the Cut-Off Date.

In addition, since the improvements at the St. John Ground Lease Mortgaged Property have not yet been constructed, no engineering report or property condition assessment has been prepared.

(10) Condition of Property	Bradley Commons (No. 36)
The previous owner of the Mortgaged Property is responsible for making certain repairs, therefore, an escrow is currently held by a title company. If within 9 months of closing (which may be extended to 12 months if completion is being diligently pursued), Mortgagor fails to provide Mortgagee with written evidence reasonably satisfactory to Mortgagee of the completion of the deferred maintenance conditions, Mortgagor is obligated to deposit with Mortgagee the amount necessary to complete the deferred maintenance conditions. If Mortgagor fails to do so, a cash flow sweep will commence until such time as the balance in such reserve equals the amount necessary to complete the deferred maintenance conditions.

(10) Condition of Property	1414 & 1418 K Street (No. 52)
The engineering report or property condition assessment prepared in connection with the origination of the related Mortgage loan was obtained on April 28, 2011, more than 12 months prior to the Cut-Off Date.

(10) Condition of Property	Storage By George and Napa Valley Wine Storage (No. 58)
The engineering report or property condition assessment prepared in connection with the origination of the related Mortgage loan was obtained on March 10, 2011, more than 12 months prior to the Cut-Off Date.

Representation	Mortgage Loan	Description of Exception

(13) Actions Concerning Mortgage Loan	Arrowhead Promenade (No. 45)
The related nonrecourse carveout guarantors were the sponsors of a mortgage loan secured by Chandler Santan South, a retail center located in Chandler, AZ that was foreclosed on in April 2010.  The plaintiff is seeking a recovery of a deficiency judgment of approximately $4.0 million representing the difference between the outstanding loan balance and the sales price of the property at a foreclosure auction. This was a non-recourse loan with full recourse only under very limited conditions, and the lender is claiming full recourse liability based on the assertion that a lease termination constituted a prohibited voluntary assignment, transfer, or conveyance of trust property.  The sponsor defendants provided a motion of summary judgment highlighting that the deed of trust contains a detailed definition of “transfer” of the trust property and this definition specifically does not include a termination of a lease.  No trial date has been set and discovery by the parties is just beginning.  The sponsor defendants have filed a motion for summary judgment.

The related nonrecourse carveout guarantors are involved in a lawsuit over services rendered, with a total amount requested by the plaintiff of approximately $216,500 plus attorney’s fees.  Approximately $20,000 will be due upon any settlement and any remaining amount would be paid only if and when the sponsors receive cash flow from the property where the services were rendered.  The sponsors are currently negotiating a settlement.

The related nonrecourse carveout guarantors are involved in a lawsuit with an investor who believed a real estate deal they invested in was an investment vehicle similar to an annuity with scheduled monthly payments, which deal was made by a verbal agreement with the sponsors.  The sponsors have agreed to settle for approximately $45,000.  A settlement agreement is in process.

(16) Insurance	All Mortgage Loans Originated by GSCMC and GSMC
The Mortgage Loan documents permit insurance coverage to be provided by a syndicate of insurers having ratings of at least “BBB+” from S&P and (if Moody’s rates the insurer) “Baa1” from Moody’s, as long as at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with insurers having ratings of at least “A” from S&P and (if Moody’s rates the insurer) “A2” from Moody’s.

(16) Insurance
Riverside on the James (No. 11)

Walgreens III Portfolio (No. 21)

Japan Town Center (No. 23)

Walgreens II Portfolio (No. 25)

1414 & 1418 K Street (No. 52)

Storage By George and Napa Valley Wine Storage (No. 58)
The application of insurance proceeds is subject to requirements with respect to leases at the Property.

(16) Insurance	Riverside on the James (No. 11) Japan Town Center (No. 23) 1414 & 1418 K Street (No. 52) Storage By George and Napa Valley Wine Storage (No. 58)	The insurance policies are required to designate the lender as Mortgagee and loss payee or additional insured (not necessarily to include the lender’s successors and assigns).

(16) Insurance	Bellis Fair Mall (No. 3)	Business interruption/rental loss insurance covers up until the date the

Representation	Mortgage Loan	Description of Exception

property is repaired or replaced and operations are resumed (regardless of the length of time), plus an additional three months.

The Mortgage Loan documents provide that the Mortgagee has the right to hold and disburse proceeds in excess of 5% of the Mortgage Loan amount, not the then outstanding principal amount of the loan.

(16) Insurance	Leetsdale Industrial Park (No. 5)
Instead of covering a period of 18 months, business interruption or rental loss insurance coverage is required to cover a period of 12 months.

Lender accepts the carrier providing the workers compensation and employers liability coverage for so long as they maintain a rating of A VIII from AM Best.  In the event the rating of such carrier is withdrawn or downgraded below the date hereof, Borrower will promptly notify lender and replace the carrier with a carrier meeting the rating requirements set forth in the loan agreement.

(16) Insurance	The Outlet Shoppes at Oklahoma City (No. 6)
The Mortgage Loan documents permit insurance coverage to be provided by a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with insurers having such claims-paying ability ratings (provided that the first layers of coverage are from insurers rated at least “A” by S&P (“Api” with respect to FM Global companies) or “A2” by Moody’s,  if Moody’ rates such insurer and is providing a rating in connection with one or more Securitizations, and all such carriers will have claims-paying ability ratings of not less than “BBB+”  by S&P or “Baa1” by Moody’s, if Moody’ rates such insurer and is providing a rating in connection with one or more Securitizations).

In addition, coverage may be provided by FM Global companies will be acceptable carriers with respect to insurance on the Property level, provided that such companies maintain a minimum rating of “Api” with S&P.

(16) Insurance	Park and Market (No. 20)
The Mortgage Loan documents permit insurance to be issued by one or more insurers having a rating of at least “A” by S&P (or “Api” with respect to Auto Owners Insurance Company) and “A2” by Moody’s, if Moody’s rates such insurer and is rating the Certificates, or by a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with insurers having such ratings (provided that the first layers of coverage are from insurers rated at least “A” by S&P (or “Api” with respect to Auto Owners Insurance Company) and “A2” by Moody’s, if Moody’s rates such insurer and is rating the Certificates, and all such insurers will have ratings of not less than “BBB+” by S&P and “Baa1” by Moody’s, if Moody’s rates such insurer and is rating the Certificates)

(16) Insurance	Walgreens III Portfolio (No. 21)
With respect to each individual Property, Borrower will not be required to maintain the insurance coverage required by the Loan Documents with respect to such individual Property to the extent: (i) the applicable lease with Walgreens (each, a “Walgreens Lease”) is in full force and effect, (ii) such individual Property is 100% leased to Walgreens (or an assignee of such Walgreens Lease or one or more subtenants of Walgreens, provided that (x) such assignment or subleasing was either permitted under the terms of such Walgreens Lease without the consent or approval of Borrower or was otherwise approved by the lender and (y) Walgreens remains fully liable for the obligations and liabilities under the Walgreens Lease notwithstanding such assignment or subleasing), (iii) no default beyond any applicable notice and cure period has occurred and is continuing under such Walgreens Lease, (iv) Walgreens maintains a credit rating from S&P of at least “BBB”, (v) pursuant to the terms of the Walgreens Lease, the tenant thereunder is obligated at its sole cost and expense (A) to maintain special form coverage insurance covering such Property and the Improvements to the extent of not less than 100% of the replacement value of the improvements thereon (with no exclusion for terrorism) and public liability and property damage insurance covering liability and property damage for death or bodily injury in any one incident in a combined single limit of not less than $2,000,000, and (B) to rebuild and/or repair such individual Property following a casualty to the same

Representation	Mortgage Loan	Description of Exception
condition (as nearly as possible) such individual Property was in immediately prior to such casualty, (vi) under the terms of such Walgreens Lease, such Walgreens Lease will remain in full force and effect following a casualty and the tenant thereunder is required to continue to pay full rent without any abatement or offset, (vii) the tenant under such Walgreens Lease maintains, either through a program of self-insurance or otherwise, the insurance required to be maintained by it under the Walgreens Lease (which insurance will in no event be less (as to coverage types and amounts) than the insurance required to be maintained by the tenant under the Walgreens Lease on the closing date of the Loan), and such insurance policies name the lender as an additional insured, and (viii) Borrower will have provided to the lender, evidence satisfactory to the lender in its reasonable discretion that the tenant under such Walgreens Lease maintains in full force and effect the insurance described in clause (v) above and any other insurance required to be maintained by the tenant under such Walgreens Lease (the “Required Insurance”), which evidence will be provided to Lender at least thirty (30) days prior to the date any of the Required Insurance would lapse, cancel or expire (the foregoing clauses (i) – (viii) are referred to collectively herein as the “Insurance Exception Conditions”), except as set forth below. If, at any time and from time to time during the term, any of the Insurance Exception Conditions are not satisfied with respect to any individual Property, then the foregoing provisions (the “Insurance Exception Provisions”) will not be applicable to such individual Property, and Borrower will, upon obtaining knowledge thereof, promptly notify the lender in writing and Borrower will, at its sole cost and expense, promptly procure and maintain either (x) “primary” insurance coverage in the event that the tenant under such Walgreens Lease does not provide the applicable insurance coverage required by the Loan Documents, or (y) “excess and contingent” insurance coverage in the event that the tenant under such Walgreens Lease does not have the insurance coverage required under the Loan Documents, in each case, over and above any other valid and collectible coverage then in existence, as will be necessary to bring the insurance coverage for the applicable individual Property into full compliance with all of the terms and conditions of the Loan Documents.
If (i) the Insurance Exception Conditions are satisfied, (ii) the tenant under the applicable Walgreens Lease is required to restore such Property as a result thereof, (iii) such tenant indicates its intention to complete such required restoration in writing to Borrower and the lender promptly (but in any event within thirty (30) days following such casualty or condemnation) following such casualty or condemnation, and (iv) pursuant to the terms of such Walgreens Lease, the proceeds are to be paid to the tenant thereunder to be used by such tenant to complete such restoration, then such tenant will be entitled to hold and use such proceeds to complete such restoration in accordance with the terms of the applicable Walgreens Lease.

If the Insurance Exception Conditions are satisfied with respect to any individual Property, then no notice will be required to be provided to the lender before termination of any insurance policy carried by Walgreens with respect to such individual Property. Otherwise, each insurance policy is required to provide that it is not terminable without 30 days prior written notice to the lender, except for any required workers compensation and motor vehicle liability policies.

The Property located in Waynesburg, PA is located in Flood Zone AE; however, the finished floor of all improvements located thereon is higher than the flood zone elevation level.  Walgreens’ self-insurance provides for flood insurance irrespective of the positioning of the Waynesburg, PA property.

The insurance policies are required to designate the lender as mortgagee and loss payee or additional insured (not necessarily to include the lender’s successors and assigns).

(16) Insurance	Walgreens II Portfolio (No. 25)	With respect to each individual property, Mortgagor will not be required to maintain the insurance coverage required by the Mortgage Loan documents with respect to such individual Property to the extent: (i) the

Representation	Mortgage Loan	Description of Exception

applicable lease with Walgreens (each, a “Walgreens Lease”) is in full force and effect, (ii) such individual Property is 100% leased to Walgreens (or an assignee of such Walgreens Lease or one or more subtenants of Walgreens, provided that (x) such assignment or subleasing was either permitted under the terms of such Walgreens Lease without the consent or approval of Mortgagor or was otherwise approved by the lender and (y) Walgreens remains fully liable for the obligations and liabilities under the Walgreens Lease notwithstanding such assignment or subleasing), (iii) no default beyond any applicable notice and cure period has occurred and is continuing under such Walgreens Lease, (iv) Walgreens maintains a credit rating from S&P of at least “BBB”, (v) pursuant to the terms of the Walgreens Lease, the tenant thereunder is obligated at its sole cost and expense (A) to maintain special form coverage insurance covering such Property and the Improvements to the extent of not less than 100% of the replacement value of the improvements thereon (with no exclusion for terrorism) and public liability and property damage insurance covering liability and property damage for death or bodily injury in any one incident in a combined single limit of not less than $2,000,000, and (B) to rebuild and/or repair such individual Property following a casualty to the same condition (as nearly as possible) such individual Property was in immediately prior to such casualty, (vi) under the terms of such Walgreens Lease, such Walgreens Lease will remain in full force and effect following a casualty and the tenant thereunder is required to continue to pay full rent without any abatement or offset, (vii) the tenant under such Walgreens Lease maintains, either through a program of self insurance or otherwise, the insurance required to be maintained by it under the Walgreens Lease (which insurance will in no event be less (as to coverage types and amounts) than the insurance required to be maintained by the tenant under the Walgreens Lease on the closing date of the Mortgage Loan), and such insurance policies name the lender as an additional insured, and (viii) Mortgagor will have provided to the lender, evidence satisfactory to the lender in its reasonable discretion that the tenant under such Walgreens Lease maintains in full force and effect the insurance described in clause (v) above and any other insurance required to be maintained by the tenant under such Walgreens Lease (the “Required Insurance”), which evidence will be provided to Lender at least thirty (30) days prior to the date any of the Required Insurance would lapse, cancel or expire (the foregoing clauses (i) – (viii) are referred to collectively herein as the “Insurance Exception Conditions”), except as set forth below. If, at any time and from time to time during the term, any of the Insurance Exception Conditions are not satisfied with respect to any individual Property, then the foregoing provisions (the “Insurance Exception Provisions”) will not be applicable to such individual Property, and Mortgagor will, upon obtaining knowledge thereof, promptly notify the lender in writing and Mortgagor will, at its sole cost and expense, promptly procure and maintain either (x) “primary” insurance coverage in the event that the tenant under such Walgreens Lease does not provide the applicable insurance coverage required by the Mortgage Loan documents, or (y) “excess and contingent” insurance coverage in the event that the tenant under such Walgreens Lease does not have the insurance coverage required under the Mortgage Loan documents, in each case, over and above any other valid and collectible coverage then in existence, as will be necessary to bring the insurance coverage for the applicable individual Property into full compliance with all of the terms and conditions of the Mortgage Loan documents.

If (i) the Insurance Exception Conditions are satisfied, (ii) the tenant under the applicable Walgreens Lease is required to restore such Property as a result thereof, (iii) such tenant indicates its intention to complete such required restoration in writing to Mortgagor and the lender promptly (but in any event within thirty (30) days following such casualty or condemnation) following such casualty or condemnation, and (iv) pursuant to the terms of such Walgreens Lease, the proceeds are to be paid to the tenant thereunder to be used by such tenant to complete such restoration, then such tenant will be entitled to hold and use such proceeds to complete such restoration in accordance with the terms of the applicable Walgreens Lease.

If the Insurance Exception Conditions are satisfied with respect to any

Representation	Mortgage Loan	Description of Exception
individual Property, then no notice will be required to be provided to the lender before termination of any insurance policy carried by Walgreens with respect to such individual Property. Otherwise, each insurance policy is required to provide that it is not terminable without 30 days prior written notice to the lender, except for any required workers compensation and motor vehicle liability policies.
The insurance policies are required to designate the lender as Mortgagee and loss payee or additional insured (not necessarily to include the lender’s successors and assigns).

(16) Insurance	CHI Data Center (No. 28)
The Mortgagor may rely on the insurance coverage provided by the tenant doing business as Catholic Health Initiatives (CHI) to satisfy all or a portion of Mortgagor’s insurance requirements so long as the requirements set forth in the related Mortgage Loan agreement are met.

CHI’s property insurance coverage as evidenced on the certificate of insurance as of the closing, including but not limited to the insurance company and property deductible, is approved so long as CHI maintains a S&P rating of A for its revenue bonds; and Mortgagee agrees to accept business interruption coverage as provided by CHI even if not in compliance with the requirements set forth in the Mortgage Loan Agreement so long as (A) the Tenant maintains a S&P rating of A for its revenue bonds; and (B) the CHI Lease does not permit abatement of rent as the result of a casualty.

(16) Insurance	DoubleTree Charlottesville (No. 42)
The insurance policies may be issued by The Hanover Insurance Group or an affiliate, member or subsidiary thereof, including but not limited to Citizens Insurance Company of America and Massachusetts Bay Insurance Company, in each case having an S&P rating of “A-” unless the rating of such issuer of the policies is withdrawn or downgraded below “A-”, in which event Mortgagor will promptly notify Lender and, upon Lender’s request, replace the policies issued by such issuer with policies issued by one or more insurers having a rating of at least “A” or “A2” by each of the Rating Agencies

(16) Insurance	Sheraton Hotel Louisville Riverside (No. 46)
In addition to the general exception taken for all loans originated by GSCMC and GSMC, the Liberty Mutual companies, including but not limited to Liberty Mutual Fire Insurance Company and Wausau Underwriters Insurance Company, will be acceptable insurers under Mortgagor’s Policies provided they maintain a rating of “A-” with S&P or “A3” with Moody’s.

(16) Insurance	Plantation Point (No. 57)
In addition to the general exception taken for all loans originated by GSCMC and GSMC, Mortgagor may utilize Affiliated FM Insurance Company, which currently has a claims paying ability rating of "Api" by S&P, as the provider of insurance, provided, if the use of Affiliated FM Insurance Company would result in the failure to satisfy a rating condition or the credit rating of Affiliated FM Insurance Company falls below "Api" by S&P, Mortgagor agrees to immediately replace Affiliated FM Insurance Company.

(17) Access; Utilities; Separate Tax Lots	Comfort Inn Ship Creek – Anchorage (No. 38)
As of closing, the Mortgaged Property is not one or more separate tax parcels.  Taxes will be due in relation to leasehold, with a defined amount to be received from ground lessor.  The Mortgagor has filed an application to cause the Mortgaged Property to constitute the entirety of one or more tax lots.  Mortgagor will diligently pursue such application to completion and to cause the Mortgaged Property to so constitute the entirety of one or more tax lots on or prior to the date which is the earlier of December 31, 2012 or the date such separation must be finalized prior to the issuance of tax statements for 2013 and beyond, with evidence of such separation to be provided to Mortgagee on or prior to such deadline.

(24) Local Law Compliance	State Street Market (No. 54)
The Mortgaged Property is deficient 67 required bicycle spaces. The Mortgagor is obligated to install appropriate number of bicycle racks within earlier to occur of time period required by local municipality or 30 days following citation.

(25) Licenses and Permits	Walgreens III Portfolio (No. 21)
The Mortgage Loan documents require Mortgagor to be qualified to do business and remain in good standing under the laws of each jurisdiction to the extent required for the ownership, maintenance, management and

Representation	Mortgage Loan	Description of Exception
operation of the Properties.

(26) Recourse Obligations
Riverside on the James (No. 11)

Walgreens III Portfolio (No. 21)

Japan Town Center (No. 23)

Walgreens II Portfolio (No. 25)

Storage By George and Napa Valley Wine Storage (No. 58)

1414 & 1418 K Street (No. 52)

The Mortgage Loan documents include recourse for Mortgagor filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, rather than dissolution or liquidation.

(26) Recourse Obligations	Bellis Fair Mall (No. 3)
Springing recourse relating to voluntary transfers of the Mortgaged Property or equity interests in the related Mortgagor is limited in the Mortgage Loan documents to certain major transfer events.  Borrower can transfer an immaterial portion in violation of the loan documents without triggering springing recourse.

(26) Recourse Obligations	The Outlet Shoppes at Oklahoma City (No. 6)	Recourse for prohibited transfers of the Property or equity interests in the Mortgagor is limited to actual damages, rather than full recourse.

(26) Recourse Obligations	Sheraton Hotel Louisville Riverside (No. 46)
The Mortgage Loan is recourse to the guarantor for the Mortgagor’s “intentional misrepresentation” rather than “willful misrepresentation”.

The Mortgage Loan is recourse to the guarantor for “any intentional physical Waste with respect to the Property committed or permitted by Mortgagor, Operating Lessee, the Sponsor or any of their respective affiliates”

(27) Mortgage Releases	Bellis Fair Mall (No. 3)
The related Mortgage Loan documents allow Mortgagor to release from the lien of the Mortgage one or more vacant non-income producing parcels or out-lots and/or one or more expansion parcels that were acquired in accordance with the Mortgage Loan documents after the origination of the Mortgage Loan.  Such release is subject to the conditions set forth in the Mortgage Loan documents, including, Mortgagor must provide reasonable evidence that the release of the parcel will not diminish the value of the remaining property as collateral for the Mortgage Loan.  Additionally, if the fair market value of the property after the release is not equal to at least 80% of the principal balance together with any accrued and unpaid interest, Mortgagor must defease such portion of the Mortgage Loan to reach such 80% threshold.

(27) Mortgage Releases	Riverside on the James (No. 11)
The collateral for the loan includes the fee interest in three (3) parcels of land that are each subject to a separate ground lease and are referred to as the Tower Parcel, the Residential Parcel and the Hydro Plant Parcel.  The ground tenant’s interest in the Tower Parcel and the Residential Parcel were previously submitted to a master condominium declaration (the “Master Condominium”).  The collateral for the loan also includes two (2) leasehold condominiums existing under the master condominium regime (Unit 1-0 and Unit 1-R in the Riverside on the James Master Condominium).  Under certain circumstances (either a voluntary contribution or as a result of the exercise of a purchase option), the fee interest in the Tower Parcel and the Residential Parcel could be released from the lien of the Security Instrument and submitted to the Master Condominium thus making the leasehold condominium a more typical fee condominium.  The ground tenant of the Hydro Plant Parcel also has a purchase option.  If exercised, the Hydro Plant Parcel would be transferred to the ground tenant and the fee interest in the Hydro Plant Parcel would be released.  The Mortgagor also has the right, upon compliance with certain conditions, to submit the Hydro Plant Parcel to the Master Condominium as “additional land”.  To the extent that any monies are paid to the ground lessor (i.e., the Mortgagor) in connection with any of the foregoing transfers, such funds are to be deposited into the rollover

Representation	Mortgage Loan	Description of Exception
reserve with the lender. No income used in the calculation of gross revenues or value in the calculation of loan to value rations was attributed to any of the fee interests.

(27) Mortgage Releases	Walgreens III Portfolio (No. 21)
Mortgagor is entitled to the release of an individual Mortgaged Property upon the satisfaction of certain conditions set forth in the Mortgage Loan documents, including, without limitation, that (i) Mortgagor prepay the Mortgage Loan in an amount not less than the “Minimum Release Price” (as described below), (ii) a person unaffiliated with Mortgagor is acquiring the property in a bona fide, arm’s length sale, (iii) the debt service coverage ratio for the remaining Properties after the release is not less than the greater of 1.35x and the debt service coverage ratio immediately before the release, and (iv) the loan-to-value ratio for the remaining Properties is not greater than the lesser of 67.5% and the loan-to-value ratio immediately before the release. “Minimum Release Price” means, with respect to each Property, the product of (a) one hundred ten percent (110%); multiplied by (b) the allocated loan amount for the property.

If the debt service coverage ratio and/or LTV conditions are not satisfied Mortgagor may either (x) increase the amount of the release price or (y) post cash or a letter of credit with the lender in an amount sufficient to satisfy the debt service coverage ratio and/or LTV conditions so long as any applicable legal requirements relating to any REMIC Trust (including, without limitation, any constraints, rules and/or other regulations and/or requirements relating to the servicing, modification and/or other similar matters with respect to the Mortgage Loan (or any portion thereof and/or interest therein)) have been satisfied.

If there is a termination of a Walgreens Lease as a result a casualty or condemnation, the Mortgagor is required to prepay the Mortgage Loan by the applicable allocated loan amount for the applicable individual Property and the applicable individual Property will be released (and no yield maintenance premium will be required), provided, that if the Mortgage Loan or any portion thereof is included in a Securitization and, immediately following a release of any individual Property or any portion of any Property following a casualty or condemnation, the ratio of the unpaid principal balance of the Mortgage Loan to the value of the remaining Properties is greater than 125%, the principal balance of the Mortgage Loan must be paid down by Mortgagor by the greater of (i) 110% of the allocated loan amount or (ii) the least of the following amounts: (A) the net proceeds, (B) the fair market value of the portion of the Property released following such casualty or condemnation at the time of the release, or (C) an amount such that the loan-to-value ratio of the Mortgage Loan (as so determined by Lender) does not increase after the release, unless the Lender receives an opinion of counsel that a different application of the net proceeds will not cause the Securitization to fail to meet applicable REMIC Requirements or subject such Securitization to tax.

(27) Mortgage Releases	Walgreens II Portfolio (No. 25)
Provided no Event of Default Exists, Mortgagor is entitled to the partial release of an individual Property in connection with a partial defeasance of 110% of the allocated loan amount for such individual property if certain conditions are satisfied, including that (i) the debt service coverage ratio, for the remaining Properties is not less than the greater of: (A) 1.19:1.00; and (B) the debt service coverage ratio which existed as of the date immediately preceding the release; and (ii) the loan to value ratio for the remaining Properties is no greater than the lesser of: (A) 76.2%; and (B) the loan to value ratio which existed as of the date immediately preceding the release.  If the Debt Service Coverage Ratio and/or LTV conditions are not satisfied Mortgagor may either (x) increase the amount of the partial defeasance or (y) post cash or a letter of credit with the lender in an amount sufficient to satisfy the debt service coverage ratio and/or LTV conditions so long as any applicable legal requirements relating to any REMIC Trust (including, without limitation, any constraints, rules and/or other regulations and/or requirements relating to the servicing, modification and/or other similar matters with respect to the Mortgage Loan (or any portion thereof and/or interest therein)) have been satisfied.

If there is a termination of a Walgreens Lease as a result a casualty or condemnation, the Mortgagor is required to prepay the Mortgage Loan by

Representation	Mortgage Loan	Description of Exception
the applicable allocated loan amount for the applicable individual Property and the applicable individual Property will be released, provided, that if the Mortgage Loan or any portion thereof is included in a Securitization and, immediately following a release of any individual Property or any portion of any Property following a casualty or condemnation, the ratio of the unpaid principal balance of the Mortgage Loan to the value of the remaining Properties is greater than 125%, the principal balance of the Mortgage Loan must be paid down by Mortgagor by the greater of (i) 110% of the allocated loan amount or (ii) the least of the following amounts: (A) the net proceeds, (B) the fair market value of the portion of the Property released following such casualty or condemnation at the time of the release, or (C) an amount such that the loan-to-value ratio of the Mortgage Loan (as so determined by Lender) does not increase after the release, unless the Lender receives an opinion of counsel that a different application of the net proceeds will not cause the Securitization to fail to meet applicable REMIC Requirements or subject such Securitization to tax.

(27) Mortgage Releases	1414 & 1418 K Street (No. 52)
The Mortgage Loan documents do not contain an express provision as described in the second paragraph of this representation, however, it is a condition to the release of condemnation awards to the Mortgagor or for the restoration of the Property that the loan to value ratio, after giving effect to the restoration, be not more than 75%, and, if and to the extent that restoration proceeds are not required to be made available to Mortgagor to be used for restoration, the lender is entitled to apply the proceeds to the full or partial payment or prepayment of the loan.

(28) Financial Reporting and Rent Rolls	Walgreens II Portfolio (No. 25) Walgreens III Portfolio (No. 21)
Financial statements are required to be prepared for all Properties on a combined basis and each Property individually; the requirements are not characterized according to number of borrowing entities.  Combined statements of members’ capital and cash flow are not required.

(29) Acts of Terrorism Exclusion	Walgreens III Portfolio (No. 21)
With respect to each individual Property, Borrower will not be required to maintain the insurance coverage required by the Loan Documents with respect to such individual Property to the extent: (i) the applicable lease with Walgreens (each, a “Walgreens Lease”) is in full force and effect, (ii) such individual Property is 100% leased to Walgreens (or an assignee of such Walgreens Lease or one or more subtenants of Walgreens, provided that (x) such assignment or subleasing was either permitted under the terms of such Walgreens Lease without the consent or approval of Borrower or was otherwise approved by the lender and (y) Walgreens remains fully liable for the obligations and liabilities under the Walgreens Lease notwithstanding such assignment or subleasing), (iii) no default beyond any applicable notice and cure period has occurred and is continuing under such Walgreens Lease, (iv) Walgreens maintains a credit rating from S&P of at least “BBB”, (v) pursuant to the terms of the Walgreens Lease, the tenant thereunder is obligated at its sole cost and expense (A) to maintain special form coverage insurance covering such Property and the Improvements to the extent of not less than 100% of the replacement value of the improvements thereon (with no exclusion for terrorism) and public liability and property damage insurance covering liability and property damage for death or bodily injury in any one incident in a combined single limit of not less than $2,000,000, and (B) to rebuild and/or repair such individual Property following a casualty to the same condition (as nearly as possible) such individual Property was in immediately prior to such casualty, (vi) under the terms of such Walgreens Lease, such Walgreens Lease will remain in full force and effect following a casualty and the tenant thereunder is required to continue to pay full rent without any abatement or offset, (vii) the tenant under such Walgreens Lease maintains, either through a program of self-insurance or otherwise, the insurance required to be maintained by it under the Walgreens Lease (which insurance will in no event be less (as to coverage types and amounts) than the insurance required to be maintained by the tenant under the Walgreens Lease on the closing date of the Loan), and such insurance policies name the lender as an additional insured, and (viii) Borrower will have provided to the lender, evidence satisfactory to the lender in its reasonable discretion that the tenant under such Walgreens Lease maintains in full force and effect the insurance described in clause (v) above and any other insurance required to be maintained by the tenant

Representation	Mortgage Loan	Description of Exception
under such Walgreens Lease (the “Required Insurance”), which evidence will be provided to Lender at least thirty (30) days prior to the date any of the Required Insurance would lapse, cancel or expire (the foregoing clauses (i) – (viii) are referred to collectively herein as the “Insurance Exception Conditions”), except as set forth below. If, at any time and from time to time during the term, any of the Insurance Exception Conditions are not satisfied with respect to any individual Property, then the foregoing provisions (the “Insurance Exception Provisions”) will not be applicable to such individual Property, and Borrower will, upon obtaining knowledge thereof, promptly notify the lender in writing and Borrower will, at its sole cost and expense, promptly procure and maintain either (x) “primary” insurance coverage in the event that the tenant under such Walgreens Lease does not provide the applicable insurance coverage required by the Loan Documents, or (y) “excess and contingent” insurance coverage in the event that the tenant under such Walgreens Lease does not have the insurance coverage required under the Loan Documents, in each case, over and above any other valid and collectible coverage then in existence, as will be necessary to bring the insurance coverage for the applicable individual Property into full compliance with all of the terms and conditions of the Loan Documents.

If (i) the Insurance Exception Conditions are satisfied, (ii) the tenant under the applicable Walgreens Lease is required to restore such Property as a result thereof, (iii) such tenant indicates its intention to complete such required restoration in writing to Borrower and the lender promptly (but in any event within thirty (30) days following such casualty or condemnation) following such casualty or condemnation, and (iv) pursuant to the terms of such Walgreens Lease, the proceeds are to be paid to the tenant thereunder to be used by such tenant to complete such restoration, then such tenant will be entitled to hold and use such proceeds to complete such restoration in accordance with the terms of the applicable Walgreens Lease.

If the Insurance Exception Conditions are satisfied with respect to any individual Property, then no notice will be required to be provided to the lender before termination of any insurance policy carried by Walgreens with respect to such individual Property. Otherwise, each insurance policy is required to provide that it is not terminable without 30 days prior written notice to the lender, except for any required workers compensation and motor vehicle liability policies.

The Property located in Waynesburg, PA is located in Flood Zone AE; however, the finished floor of all improvements located thereon is higher than the flood zone elevation level.  Walgreens’ self-insurance provides for flood insurance irrespective of the positioning of the Waynesburg, PA property.

The insurance policies are required to designate the lender as mortgagee and loss payee or additional insured (not necessarily to include the lender’s successors and assigns).

(29) Acts of Terrorism Exclusion	Walgreens II Portfolio (No. 25)
With respect to each individual Property, Mortgagor will not be required to maintain the insurance coverage required by the Mortgage Loan documents with respect to such individual Property to the extent: (i) the applicable lease with Walgreens (each, a “Walgreens Lease”) is in full force and effect, (ii) such individual Property is 100% leased to Walgreens (or an assignee of such Walgreens Lease or one or more subtenants of Walgreens, provided that (x) such assignment or subleasing was either permitted under the terms of such Walgreens Lease without the consent or approval of Mortgagor or was otherwise approved by the lender and (y) Walgreens remains fully liable for the obligations and liabilities under the Walgreens Lease notwithstanding such assignment or subleasing), (iii) no default beyond any applicable notice and cure period has occurred and is continuing under such Walgreens Lease, (iv) Walgreens maintains a credit rating from S&P of at least “BBB”, (v) pursuant to the terms of the Walgreens Lease, the tenant thereunder is obligated at its sole cost and expense (A) to maintain special form coverage insurance covering such Property and the Improvements to the extent of not less than 100% of the replacement value of the improvements thereon (with no exclusion for

Representation	Mortgage Loan	Description of Exception
terrorism) and public liability and property damage insurance covering liability and property damage for death or bodily injury in any one incident in a combined single limit of not less than $2,000,000, and (B) to rebuild and/or repair such individual Property following a casualty to the same condition (as nearly as possible) such individual Property was in immediately prior to such casualty, (vi) under the terms of such Walgreens Lease, such Walgreens Lease will remain in full force and effect following a casualty and the tenant thereunder is required to continue to pay full rent without any abatement or offset, (vii) the tenant under such Walgreens Lease maintains, either through a program of self-insurance or otherwise, the insurance required to be maintained by it under the Walgreens Lease (which insurance will in no event be less (as to coverage types and amounts) than the insurance required to be maintained by the tenant under the Walgreens Lease on the closing date of the Mortgage Loan), and such insurance policies name the lender as an additional insured, and (viii) Mortgagor will have provided to the lender, evidence satisfactory to the lender in its reasonable discretion that the tenant under such Walgreens Lease maintains in full force and effect the insurance described in clause (v) above and any other insurance required to be maintained by the tenant under such Walgreens Lease (the “Required Insurance”), which evidence will be provided to Lender at least thirty (30) days prior to the date any of the Required Insurance would lapse, cancel or expire (the foregoing clauses (i) – (viii) are referred to collectively herein as the “Insurance Exception Conditions”), except as set forth below. If, at any time and from time to time during the term, any of the Insurance Exception Conditions are not satisfied with respect to any individual Property, then the foregoing provisions (the “Insurance Exception Provisions”) will not be applicable to such individual Property, and Mortgagor will, upon obtaining knowledge thereof, promptly notify the lender in writing and Mortgagor will, at its sole cost and expense, promptly procure and maintain either (x) “primary” insurance coverage in the event that the tenant under such Walgreens Lease does not provide the applicable insurance coverage required by the Mortgage Loan documents, or (y) “excess and contingent” insurance coverage in the event that the tenant under such Walgreens Lease does not have the insurance coverage required under the Mortgage Loan documents, in each case, over and above any other valid and collectible coverage then in existence, as will be necessary to bring the insurance coverage for the applicable individual Property into full compliance with all of the terms and conditions of the Mortgage Loan documents.
If (i) the Insurance Exception Conditions are satisfied, (ii) the tenant under the applicable Walgreens Lease is required to restore such Property as a result thereof, (iii) such tenant indicates its intention to complete such required restoration in writing to Mortgagor and the lender promptly (but in any event within thirty (30) days following such casualty or condemnation) following such casualty or condemnation, and (iv) pursuant to the terms of such Walgreens Lease, the proceeds are to be paid to the tenant thereunder to be used by such tenant to complete such restoration, then such tenant will be entitled to hold and use such proceeds to complete such restoration in accordance with the terms of the applicable Walgreens Lease.

If the Insurance Exception Conditions are satisfied with respect to any individual Property, then no notice will be required to be provided to the lender before termination of any insurance policy carried by Walgreens with respect to such individual Property. Otherwise, each insurance policy is required to provide that it is not terminable without 30 days prior written notice to the lender, except for any required workers compensation and motor vehicle liability policies.

The insurance policies are required to designate the lender as Mortgagee and loss payee or additional insured (not necessarily to include the lender’s successors and assigns).

(30) Due on Sale or Encumbrance	Bellis Fair Mall (No. 3) The Outlet Shoppes at Oklahoma City (No. 6)
Mortgagor is required to reimburse Lender for its reasonable out-of-pocket costs and expenses incurred in connection with any such transfer; but there is no express requirement to pay Rating Agency fees on connection therewith.

Representation	Mortgage Loan	Description of Exception

(30) Due on Sale or Encumbrance
Riverside on the James (No. 11)

Walgreens III Portfolio (No. 21)

Japan Town Center (No. 23)

Walgreens II Portfolio (No. 25)

1414 & 1418 K Street (No. 52)

Storage By George and Napa Valley Wine Storage (No. 58)

The Mortgage Loan documents provide that the Mortgagor is required to pay all reasonable out-of-pocket expenses of the lender incurred with respect to any transfer or encumbrance for which the Mortgagor is required to obtain the consent or approval of the lender (including rating agency fees that are incurred in connection with the review and consent to any such transfer or encumbrance).

(30) Due on Sale or Encumbrance	Bear Creek Village Center (No. 35) Bradley Commons (No. 36) Heritage Plaza (No. 53) State Street Market (No. 54)	Various transfers of greater than 50% direct and indirect interests in Mortgagor are permitted along with certain transfers of the Mortgaged Property as outlined in the Mortgage Loan documents.

(30) Due on Sale or Encumbrance	Riverside on the James (No. 11)
In general, transfers are permitted without the consent of the lender provided that: (i) AREP Riverside Manager LLC, a Delaware limited liability company (the “Non-Member Manager”), will continue to be the non-member manager of the sole member of Mortgagor (the “Principal”), (ii) Reus Riverside Inc., a Delaware corporation (the “Independencia Member”) will continue to own at least 90% of Principal, (iii) Independencia Holdings LLC, a Florida limited liability company (the “Independencia Manager”) continues to Control the Independencia Member, (iv) no Person not currently owning, directly or indirectly, more than 49% of the direct ownership interests in any Restricted Party acquires more than 49% of the direct ownership interests in such Restricted Party as a result of such Transfer, (v) the related guarantor continues to directly or indirectly Control Non-Member Manager and retain not less than 51% of Non-Member Manager and the related guarantor retains at least a 2% indirect ownership interest in Mortgagor, (vi) Fernando Sanchez and Claudio Zichy continue to directly or indirectly Control the Independencia Member and the Independencia Manager, and (vii) such transfer does not result in a change of Control of Mortgagor.

In addition, transfers of (i) all of any portion of the direct interests in Principal by Independencia Member to AREP Riverside Investor LLC, a Delaware limited liability company (“AREP Investor”) (the current 10% direct owner of Principal), and (ii) all of any portion of the direct interests in Principal by AREP Investor to Independencia Member are permitted, in each case, without consent of the lender, subject to the satisfaction of certain conditions set forth in the loan documents.

(30) Due on Sale or Encumbrance	Walgreens III Portfolio (No. 21)
The following transfers relating to the related guarantor are permitted without consent of the lender (i) the reconstitution or conversion of the related guarantor into a different entity, provided that (A) any such reconstitution or conversion is performed in compliance with all applicable Legal Requirements and does not result in the dissolution, termination or winding up of The related guarantor, (B) the net worth of the related guarantor following such reconstitution or conversion will equal or exceed the $15,000,000, and (C) no change of control of Mortgagor or the related guarantor occurs as a result of such reconstitution or conversion; and (ii) the merger of the related guarantor with one or more specified Persons or a Person satisfying specific criteria identified in the Mortgage Loan documents, provided that (A) any such merger is in compliance with Legal Requirements and does not result in the dissolution, termination or winding up of The related guarantor, (B) the net worth of the related guarantor or

Representation	Mortgage Loan	Description of Exception
the surviving entity, as applicable, following such merger will equal or exceed the $15,000,000, and (C) the related guarantor or the surviving entity, as applicable, and Mortgagor executes and delivers to Lender such documents as may be reasonably required by and in form and substance acceptable to Lender, including, without limitation, a reaffirmation of The related guarantor’s obligations and liabilities under the Mortgage Loan documents executed and delivered by the related guarantor if the related guarantor is the surviving entity of such merger, or a new Guaranty and a new Environmental Indemnity each executed by the surviving entity.

(30) Due on Sale or Encumbrance	Walgreens II Portfolio (No. 25)
The following transfers relating to the related guarantor are permitted without consent of the lender (i) transfers of non-managing member interests in The related guarantor, provided, that (A) the related guarantor remains the sole member of each Mortgagor, owning no less than one hundred percent (100%) of the direct equity interests in each Mortgagor, (B) no Person not currently owning, directly or indirectly, more than 49% of the beneficial ownership interests in the related guarantor acquires more than 49% of the beneficial direct or indirect ownership interest in The related guarantor, and (C) the transfer does not result in a change of control of Mortgagor or The related guarantor; (ii) the reconstitution or conversion of the related guarantor into a different entity, provided that (A) any such reconstitution or conversion is performed in compliance with all applicable Legal Requirements and does not result in the dissolution, termination or winding up of The related guarantor, (B) the net worth of the related guarantor following such reconstitution or conversion will equal or exceed the $20,000,000, and (C) no change of control of Mortgagor or the related guarantor occurs as a result of such reconstitution or conversion; and (iii) the merger of the related guarantor with one or more specified Persons or a Person satisfying specific criteria identified in the Mortgage Loan documents, provided that (A) any such merger is in compliance with Legal Requirements and does not result in the dissolution, termination or winding up of The related guarantor, (B) the net worth of the related guarantor or the surviving entity, as applicable, following such merger will equal or exceed the $20,000,000, and (C) the related guarantor or the surviving entity, as applicable, and Mortgagor executes and delivers to Lender such documents as may be reasonably required by and in form and substance acceptable to Lender, including, without limitation, a reaffirmation of The related guarantor’s obligations and liabilities under the Mortgage Loan documents executed and delivered by the related guarantor if the related guarantor is the surviving entity of such merger, or a new Guaranty and a new Environmental Indemnity each executed by the surviving entity.

(30) Due on Sale or Encumbrance	Storage By George and Napa Valley Wine Storage (No. 58)
A change of control excludes the death of one of the related guarantors while the other related guarantor is still living so long as the surviving guarantor is actually managing the operation of Mortgagor and the Property or has appointed a replacement property manager acceptable to the lender in all respects and if a securitization has occurred, Mortgagor has delivered a rating agency confirmation to the effect that the change in property management will not result in a downgrade, withdrawal or qualification of the respective ratings in effect immediately prior to such change in property management.

(30) Due on Sale or Encumbrance	10 United Nations Plaza (No. 41)
100% of the membership interests in Mortgagor may be conveyed to a newly formed, multiple asset entity (the "Fund Member") and the ownership interest in Fund Member may subsequently be syndicated or otherwise transferred, provided Mortgagor satisfies the condition precedent outlined in the Mortgage Loan documents which include the existing guarantor/indemnitor affirming its obligations as guarantor and indemnitor and either (1) the existing sponsor (or an entity controlled by sponsor) maintaining management control of Mortgagor and Acron Zurich (or an entity controlled by Acron Zurich) has and maintains management control of the Fund Member or (2) to the extent the existing sponsor (or an entity controlled by sponsor) no longer has management control of Mortgagor or Acron Zurich (or an entity controlled by Acron Zurich) no longer has management control of Fund Member, the following additional condition precedents must be satisfied: (i) Mortgagor will have paid to Mortgagee a transfer fee in an amount equal to 1.0% of the principal indebtedness at the time of such change, (ii) a qualified equityholder will assume

Representation	Mortgage Loan	Description of Exception
management control of Mortgagor or Fund Member, as appropriate, and (iii) upon any change in management control of Mortgagor, a party satisfactory to Mortgagee in its sole discretion will assume all obligations, liabilities, guarantees and indemnities of the existing guarantor and any other guarantor under the Mortgage Loan documents pursuant to documentation satisfactory to Mortgagee.

(31) Single-Purpose Entity	Arvada Ridge Retail (No. 63)
Mortgagor may be responsible for a pro rata portion of certain expenses owed in relation to Lot 2-B (which the mortgagor does not own) pursuant to the terms of that certain Declaration of Covenants, Conditions and Restrictions by and between Mortgagor and Arvada Ridge Lot 2-B, LLC dated on December 15, 2011 and recorded on December 16, 2011 at Reception No. 201114447, County of Jefferson, State of Colorado.

(32) Defeasance	Riverside on the James (No. 11) Japan Town Center (No. 23) 1414 & 1418 K Street (No. 52) Storage By George and Napa Valley Wine Storage (No. 58)	Defeasance permitted upon the earlier of (i) March 29, 2014, and (ii) the third anniversary of the loan closing date.

(34) Ground Leases	Motel 6 – Anchorage (No. 37)
If Mortgagee or any other party succeeds to the interest of lessee under the Ground Lease as a result of foreclosure proceedings, the granting of a deed in lieu of foreclosure or the exercise of other remedies permitted under the terms of the security instrument, or as a nominee or designee of Mortgagee, such party and any transferee of such party, and any transferee of Mortgagee or such other party, will become a substituted tenant under the Lease without necessity of any consent of, approval by or notification to Landlord, provided such successor tenant has or is controlled by a party which has a net worth equal to or greater than Two Million Five Hundred Thousand and no/100 Dollars ($2,500,000.00) and either (i) possesses comparable experience to lessee in operating and managing hotels similar to that which exists on the Mortgaged Property; or (ii) hires a third party manager to manage the hotel who has comparable experience to lessee in operating and managing hotels similar to that which exists on the Mortgaged Property.

(34) Ground Leases	Comfort Inn Ship Creek – Anchorage (No. 38)
Because the lessor (i.e., Alaska Railroad Corporation) is a public entity, there are statutory restrictions which require the entering of any executory contract (including a new ground lease) to be subject to the approval of the lessor’s board of directors. Therefore, the lessor cannot grant an absolute right to enter a new lease with Mortgagee upon termination of the Ground Lease for any reason. Lessor has agreed to allow Mortgagee the ability to request a new lease if the existing Ground Lease terminates for any reason, provided the approval of any new lease will be subject to board approval and the applicable statutory requirements. Lessor has granted appropriate notice and cure rights to Mortgagee to undertake a cure of any monetary or non-monetary defaults which are susceptible of being cured and has agreed to otherwise waive any non-curable defaults (including bankruptcy, assignment for the benefit of creditors or rejection of the Ground Lease by Mortgagor, as lessee).

(39) Organization of Mortgagor	Walgreens III Portfolio (No. 21) Walgreens II Portfolio (No. 25) Bear Creek Village Center (No. 35) Bradley Commons (No. 36) Heritage Plaza (No. 53)	The Mortgagors under these Mortgage Loans are affiliated.

Representation	Mortgage Loan	Description of Exception

State Street Market (No. 54)

(40) Environmental Conditions	Walgreens III Portfolio (No. 21)
The individual Property located in Gallup, New Mexico was formerly used as a gas station and had four gasoline USTs and one used oil AST on-site, none of which remain on site.  The most recent sampling data as of loan origination found the presence methyl tertiary butyl either above the regulatory standard but all other chemicals of concern below applicable limits.  The seller of this Property to Mortgagor is the responsible party on file with the State of New Mexico and will remain so such that responsibility will not pass to Mortgagor.  There are seven existing monitoring wells on site.

Mortgagor obtained and is required to maintain an environmental insurance policy specifically identifying and covering the environmental conditions identified in the environmental reports relating to this Property insuring Seller and its successors and assigns.  The policy is paid in full with a term of not less than 10 years after the date of origination.  If on or prior to June 1, 2019, Mortgagor has not delivered evidence of (i) the receipt of an unconditional no further action letter from the New Mexico Environment Department or (ii) acceptance of the site into the New Mexico Environment Department’s Corrective Action Fund, then the policy will be extended to a date no sooner than two (2) years beyond the maturity date of the loan.

The insurer is not required to pay any amount in excess of $2,000,000 in connection with any individual claim or in the aggregate and coverage is subject to a self-insurance retention of $25,000.

(40) Environmental Conditions	Walgreens II Portfolio (No. 25)
Seller’s environmental consultants determined that there was possible environmental contamination at the individual Property located in Oxford, North Carolina (the “Oxford Property”) due to past operations at the Oxford Property. Mortgagor obtained and is required to maintain for the term of the Mortgage Loan (or until the Oxford Property is released in accordance with the terms of the Mortgage Loan documents), that certain Premises Environmental Liability Policy (Policy #: PEL 1849677 00) in an amount equal to $2,000,000 issued by Great American Insurance Group (the “Oxford Environmental Policy”) with respect to the Oxford Property, and Mortgagor is required to comply with all of the terms and conditions of the Oxford Environmental Policy. The Oxford Environmental Policy expires on March 6, 2021. Seller (and any successor holder of the Security Instrument) has been named as an additional insured on the Oxford Environmental Policy.

(40) Environmental Conditions	Holiday Inn – Grand Rapids (No. 48)
Phase II reports found contamination related to historical uses of the Mortgaged Property (brass foundry, clock and mantel company and industrial store). Mortgagor is required to report contamination to Michigan Department of Environmental Quality (MDEQ) who will determine monitoring/remediation requirements (if any). $250,000 was escrowed at closing to mitigate potential remediation costs.  Once MDEQ determines monitoring/remediation requirements the escrow will be adjusted to 110% of the costs of such requirements. If the required amount is greater than $250,000, Mortgagor will deposit the deficiency within 10 business days of receipt of an approved estimate or a cash flow sweep will be triggered until such time that the escrowed amount is equal to 110% of the costs of such MDEQ requirements.

(41) Appraisal	CHI Data Center (No. 28)	The appraisal related to the Mortgaged Property has an “as-is” value date of May 20, 2011, more than 12 months prior to the Closing Date.

EXHIBIT D

FORM OF OFFICER’S CERTIFICATE

[ ] (“Seller”) hereby certifies as follows:

1.
All of the representations and warranties (except as set forth on Exhibit C) of the Seller under the Mortgage Loan Purchase Agreement, dated as of June 1, 2012 (the “Agreement”), between GS Mortgage Securities Corporation II and Seller, are true and correct in all material respects on and as of the date hereof (or as of such other date as of which such representation is made under the terms of Exhibit B to the Agreement) with the same force and effect as if made on and as of the date hereof (or as of such other date as of which such representation is made under the terms of Exhibit B to the Agreement).

2.
The Seller has complied in all material respects with all the covenants and satisfied all the conditions on its part to be performed or satisfied under the Agreement on or prior to the date hereof, and no event has occurred which would constitute a default on the part of the Seller under the Agreement.

3.
Neither the Prospectus, dated May 11, 2012, as supplemented by the Prospectus Supplement, dated May 18, 2012 (collectively, the “Prospectus”), relating to the offering of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class A-S, Class B and Class C Certificates, nor the Offering Circular, dated May 18, 2012 (the “Offering Circular”), relating to the offering of the Class X-B, Class D, Class E, Class F, Class G and Class R Certificates, in the case of the Prospectus and the Prospectus Supplement, as of the date of the Prospectus Supplement or as of the date hereof, or the Offering Circular, as of the date thereof or as of the date hereof, included or includes any untrue statement of a material fact relating to the Mortgage Loans and/or the Seller or omitted or omits to state therein a material fact relating to the Mortgage Loans, the related Mortgaged Properties and/or the Seller required to be stated therein or necessary in order to make the statements therein relating to the Mortgage Loans and/or the Seller, in light of the circumstances under which they were made, not misleading.

Capitalized terms used herein without definition have the meanings given them in the Agreement or, if not defined therein, in the Indemnification Agreement.

[SIGNATURE APPEARS ON THE FOLLOWING PAGE]

D-1

Certified this [ ] day of June, 2012.

GOLDMAN SACHS MORTGAGE COMPANY

By:
Name:
Title:

D-2